Exhibit 99.2

Management’s Discussion and Analysis of Results of Operations and Financial Condition

The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report.

Overview

We are a limited partnership operating through an umbrella partnership structure with Host as our sole general partner. As of August 14, 2009, we own 113 luxury and upper-upscale hotel properties and, Host is the largest lodging REIT in the National Association of Real Estate Investment Trust’s composite index. A REIT is a legal entity that owns real estate assets and, through payments of dividends to stockholders, is permitted to reduce or eliminate federal income taxes at the corporate level. Host operates as a self-managed and self-administered REIT and, as of February 23, 2009, owned approximately 97% of the partnership interests of Host Hotels & Resorts, L.P., or Host LP.

Our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry. The majority of our properties are located in central business districts of major cities, near airports and in resort/conference destinations that benefit from significant barriers to entry by competitors. In 2008, approximately 75% of our revenues were generated by our urban and resort/conference hotels. The classification of a property as luxury or upper-upscale is based on lodging industry standards, which take into consideration many factors such as guest facilities and amenities, level of service and quality of accommodations. While our hotels are still subject to competitive pressures, we believe this strategy will allow us to achieve room rate and occupancy premiums over our competitors. We seek to maximize the value of our portfolio through aggressive asset management by assisting the managers of our hotels in optimizing property operations and by completing strategic capital improvements.

Our Customers

The majority of our customers fall into three broad groups: transient business, group business, and contract business, which accounted for approximately 54%, 41% and 5%, respectively, of our 2008 room sales. Similar to the majority of the lodging industry, we further categorize business within these categories based on characteristics they have in common as follows:

Transient business broadly represents individual business or leisure travelers. Business travelers make up the majority of transient demand at our hotels, with leisure travelers making up the remainder. Therefore, we will be more significantly affected by trends in business travel versus leisure demand. The four key subcategories of the transient business group are:

•

Premium: Sometimes referred to as “rack rate,” typically consists of rooms booked close to arrival during high demand periods and is the highest rate category available. Room rates will fluctuate depending on anticipated demand levels (e.g. seasonality, weekday vs. weekend stays).

•

Corporate: This is the benchmark rate which a hotel publishes and offers to the general public. It is typically the second highest category, and is for travelers that do not have access to negotiated or discount rates.

•

Special Corporate: This is a negotiated rate offered to companies and organizations that provide significant levels of room night demand to the hotel or to hotel brands generally. These rates are typically negotiated annually, at a discount to the anticipated corporate rate.

•

Discount: This encompasses all discount programs, such as AAA and AARP discounts, government per diem, rooms booked through wholesale channels, frequent guest program redemptions, and promotional rates and packages offered by a hotel.

Group business represents clusters of guestrooms booked together, usually with a minimum of 10 rooms. Examples include a company training session or a social event such as a family reunion. The three key sub-categories of the group business category are:

•	Association: group business related to national and regional association meetings and conventions.

•	Corporate: group business related to corporate meetings (e.g., product launches, training programs, contract negotiations, and presentations).

•	Other: group business predominately related to social, military, education, religious, fraternal and youth and amateur sports teams, otherwise known as SMERF business.

The final category is contract demand, which refers to blocks of rooms sold to a specific company for an extended period of time at significantly discounted rates. Contract rates are usually utilized by hotels that are located in markets that are experiencing consistently lower levels of demand. Airline crews are typical generators of contract demand for our hotels.

Understanding Our Performance

Our Revenues and Expenses

Our hotels are operated by third-party managers under long-term agreements under which they typically earn base and incentive management fees based on the levels of revenues and profitability of each individual hotel. We provide operating funds, or working capital, which the managers use to purchase inventory and to pay wages, utilities, property taxes and other hotel-level expenses. We generally receive a cash distribution from our hotel managers each four-week or monthly accounting period, depending on the manager, which reflects hotel-level sales less property-level operating expenses (excluding depreciation).

Hotel revenue is approximately 98% of our total revenue. The following table presents the components of our hotel revenue as a percentage of our total revenue:

% of 2008 Revenues
• Rooms revenue. Occupancy and average daily room rate are the major drivers of rooms revenue. The business mix of the hotel (group versus transient and premium versus discount business) is a significant driver of room rates.	61%

• Food and beverage revenue. Occupancy and the type of customer staying at the hotel are the major drivers of food and beverage revenue (i.e., group business typically generates more food and beverage business through catering functions when compared to transient business, which may or may not utilize the hotel’s restaurants).	30%

• Other revenue. Occupancy, the nature of the property (i.e., resort, etc.) and its price point are the main drivers of other ancillary revenue, such as parking, golf course, spa, telephone, entertainment and other guest services.	7%

Hotel operating expenses are approximately 99% of our total operating costs and expenses. The following table presents the components of our hotel operating expenses as a percentage of our total operating costs and expenses:

% of 2008 Operating Costs and Expenses
• Rooms expense. These costs include housekeeping, reservation systems, room supplies, laundry services and front desk costs. Occupancy is the major driver of rooms expense. These costs can increase based on increases in salaries and wages, as well as the level of service and amenities that are provided.	17%

• Food and beverage expense. These expenses primarily include food, beverage and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions generally are more profitable than outlet sales) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.	26%

• Other departmental and support expenses. These expenses include labor and other costs associated with the other ancillary revenues such as parking, golf courses, spas, telephones, entertainment and other guest services, as well as labor and other costs associated with administrative departments, sales and marketing, repairs and minor maintenance and utility costs.	29%

• Management fees. Base management fees are computed as a percentage of gross revenue. Incentive management fees generally are paid when operating profits exceed certain threshold levels.	5%

• Other property-level expenses. These expenses consist primarily of real and personal property taxes, ground rent, equipment rent and property insurance. Many of these expenses are relatively inflexible and do not necessarily change based on changes in revenues at our hotels.	9%

• Depreciation and amortization expense. This is a non-cash expense that changes primarily based on the acquisition and disposition of hotel properties and the level of past capital expenditures.	13%

The expense components listed above are based on those presented in our consolidated statements of operations. It is also worth noting that wage and benefit costs are spread among various line items, however, taken separately these costs represent approximately 54% of our hotel operating expenses.

Key Performance Indicators

Revenue per available room, or RevPAR, is a commonly used measure within the hotel industry to evaluate hotel operations. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include food and beverage or parking, telephone or other guest service revenues generated by the property. Although RevPAR does not include these ancillary revenues, it is generally considered the leading indicator of core revenues for many hotels.

RevPAR changes that are driven predominately by occupancy have different implications on overall revenue levels, as well as incremental operating profit than do changes that are driven predominately by average room rate. For example, increases in occupancy at a hotel would lead to increases in rooms revenues and ancillary revenues, such as food and beverage, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates, however, would not result in additional room-related costs. As a result, changes in RevPAR driven by increases or decreases in average room rates have a greater effect on profitability than changes in RevPAR caused by occupancy levels.

In discussing our operating results, we present RevPAR and certain other financial data for our hotels on a comparable hotel basis. Comparable hotels are those properties that we have owned for the entirety of the reporting periods being compared. Comparable hotels do not include the results of properties acquired or sold, or that incurred business interruption due to significant property damage, large scale capital improvements or significant events during these periods.

We also evaluate the performance of our business through non-GAAP financial measures, including funds from operations (“FFO”) per diluted unit and comparable hotel adjusted operating profit. We use FFO per diluted unit as a supplemental measure of company-wide profitability. Another key profitability indicator we use is hotel adjusted operating profit, which is a non-GAAP measure used to evaluate the profitability of our comparable hotels. Hotel adjusted operating profit measures property-level results before debt service and is a supplemental measure of individual property-level profitability. The comparable hotel adjusted operating profit that we discuss is an aggregation of the adjusted operating profit for each of our comparable hotels. Each of the non-GAAP measures should be considered by investors as supplemental measures to GAAP performance measures such as total revenues, operating profit and earnings per unit. We provide a more detailed discussion of these non-GAAP financial measures, how management uses such measures to evaluate our financial condition and operating performance as well as certain limitations of such measures. See “Non-GAAP Financial Measures” in this Management’s Discussion and Analysis of Results of Operations and Financial Condition.

Summary of 2008 Operating Results

During 2008, we were significantly affected by the economic recession in the U.S. and the collapse of the credit markets, which contributed to a significant decrease in business and consumer spending. These factors combined to depress overall lodging demand for us and the lodging industry throughout 2008, which resulted in a year long decline in occupancy levels and, starting in the fourth quarter, a decline in average room rates. We began to experience a decline in comparable RevPAR in the third quarter before decreasing sharply in the fourth quarter. Overall comparable RevPAR decreased 2.6% in 2008 as a result of a decrease in occupancy of 2.4 percentage points, which was partially offset by a .7% in increase in average room rate. Additionally, food and beverage revenues at our comparable hotels decreased 2.9% during 2008. Total revenue decreased $113 million, or 2.1%, to $5.2 billion for the year, primarily due to the decline in RevPAR and food and beverage revenues.

As a result, we have experienced a steady weakening in operating results and a decrease in comparable hotel adjusted operating profit each quarter, though most significantly in the fourth quarter. Net income from continuing operations decreased $160 million in 2008 to $375 million. Net income decreased $320 million to $414 million in 2008. The decrease was primarily due to a decline in operations at our hotels and a decrease in gains on dispositions from $164 million in 2007 compared to $23 million in 2008. Diluted earnings per common unit from continuing operations decreased $.31 to $.65 in 2008, while diluted earnings per unit decreased $.60 to $.72 in 2008. FFO per diluted unit decreased $.18 to $1.71, for 2008. FFO per diluted unit was reduced by $.03 in 2008 due to additional non-cash interest expense that was recorded as a result of the retrospective adoption of a new accounting pronouncement regarding the accounting for our exchangeable debentures (see “Critical Accounting Policies – Application of New Accounting Standards”). FFO per diluted unit was reduced by $.10 for 2007 due to costs associated with debt repayments or refinancings (there were no such costs incurred in 2008) and additional non-cash interest expense associated with the adoption of the new accounting pronouncement.

We worked to mitigate the decline in revenues and operating income by directing our operators to implement significant contingency plans early in the year to help contain margin deterioration. These cost-cutting measures included right-sizing the work force to the amount of business being generated, not filling vacant positions, reducing discretionary spending, delaying the implementation of brand standards, closing restaurant outlets or modifying hours of operations, as well as closing specific floors or towers to reflect the decrease in occupancy. While these efforts have been successful in reducing operating costs, other expenses such as wages and benefits, real estate taxes and utilities increased at above inflationary rates in 2008. In addition to our cost-cutting measures, our managers accessed additional revenue channels, particularly e-commerce channels, in an effort to offset the decline in revenues from more traditional sources.

Investing Activities

Acquisitions/Dispositions

Domestically, we did not complete any acquisitions during 2008. During the first half of 2008, as lodging fundamentals weakened, the luxury and upper-upscale hotels that were marketed did not meet our investment criteria. During the second half of 2008, the economic recession deepened and the ability to obtain financing for acquisitions became extremely limited and only at much lower leverage ratios and at significantly higher interest rates. Consequently, very few hotels were marketed or sold. Management believes that there may be an increase in the number of assets available for purchase late in 2009 and in 2010 as a result of the current recessionary environment and illiquid credit market.

Our European joint venture in which we hold a 32.1% interest, was able to successfully complete the purchase of the 270-room Crowne Plaza Amsterdam City Centre for approximately €72 million (U.S. $113 million) in April 2008.

On February 17, 2009, we sold the Hyatt Regency Boston for net proceeds of approximately $113 million, including the return of reserves held by the manager. We recorded a gain on the disposition of approximately $20 million, net of tax, in the first quarter of 2009. On July 9, 2009, we sold the Sheraton Stamford Hotel and the Washington Dulles Marriott Suites for net proceeds of approximately $36 million. On July 16, 2009, we sold the Boston Marriott Newton for net proceeds of approximately $28 million. We will recognize a gain on the disposition of these three properties of approximately $10 million, net of tax, in the third quarter of 2009. During 2008, we sold the Sheraton Tampa Suites Airport Hotel and the Host Airport Hotel Sacramento. Proceeds from these dispositions were approximately $39 million and we recorded a gain of $23 million, net of tax, in 2008.

Capital Expenditures

We recently completed a three-year $1.8 billion capital expenditure program, which we believe significantly enhances the competitiveness of our properties. This program consisted of renewal and replacement, ROI/repositioning and value enhancement projects in a broad array of areas including lobbies and public spaces, food and beverage facilities, spas, retail outlets, meeting space and rooms as well as energy conservation and other non-public areas of the properties. We spent approximately $695 million on capital expenditures in 2008, including $321 million on ROI/repositioning projects and value enhancement projects at 17 properties. These amounts include the application of a $23 million deposit made in 2007. These projects included:

•	the completion of a 105,000 square foot exhibit hall at the Orlando World Center Marriott in 2007;

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the construction of new food and beverage facilities, renovation of all existing break-out space and the construction of the new 26,000 square foot Atrium Ballroom at the Atlanta Marriott Marquis in 2007 and 2008; and

•	the construction of an 8,300 square foot meeting space addition and the renovation of over 60,000 square feet of public space and food and beverage facilities at the San Francisco Marriott in 2008.

Additionally, our renewal and replacement capital expenditures totaled $374 million during 2008 and included the renovation of over 11,900 rooms and over 465,000 square feet of meeting space. As a result of these efforts and in an effort to improve future liquidity, we anticipate reducing total capital expenditures to approximately $340 million to $360 million in 2009, which represents approximately one-half of the 2008 level. A significant portion of our spending in 2009 will be dedicated to projects that are already in process. Additionally, we may reduce the level of expenditures further if the economic recession is longer or deeper than currently anticipated.

Financing Activities

The volatility and disruption in the credit markets in the latter half of 2008 was dramatic and has resulted in significantly higher interest rates for all types of financing, as well as greatly reduced availability for many of the traditional forms of financing such as collateralized mortgage backed securities and other secured debt financings. As noted above, this not only affected the ability to acquire or dispose of assets, but also to refinance existing debt. For example, during the fourth quarter of 2008, yields on BB rated senior notes peaked at approximately 15%, or approximately 1350 basis points over treasury rates. This is compared to yields of approximately 8.5% and spreads of approximately 450 basis points in the fourth quarter of 2007. While spreads tightened by 250 to 350 basis points since mid-December 2008, they are still well above the historical average. Due to this uncertainty in the financial markets, we increased our available cash position by drawing $200 million on the revolving portion of the credit facility in September 2008. As a result of prior year efforts to establish a capital structure with the appropriate mixture of debt and partners’ capital and balanced maturities, we ended 2008 with strong interest coverage and leverage ratios under our credit facility and senior notes covenants (See “Financial Condition”). As of February 23, 2009, our debt maturities in 2009 were approximately $321 million, including $11 million of principal amortization, which we have the ability to either refinance or repay. Host has over $600 million of cash and cash equivalents and $400 million of capacity under their credit facility revolver at February 23, 2009, which includes the proceeds from the sale of the Hyatt Regency Boston on February 17, 2009.

2009 Outlook

We believe the recessionary economic environment expected for 2009, specifically declining GDP, employment, business investment, corporate profits and consumer spending, will negatively impact the demand for lodging in both the business and leisure components of our business. When looking at historical relationships, the current 2009 consensus estimates for the key economic drivers would suggest an overall decrease in industry lodging demand ranging from 3% to 5%. We believe that lodging demand will decline in 2009 and, in particular, we expect lodging demand in the luxury segment will continue to underperform other segments as consumers trade down to less expensive alternatives. We do not anticipate an improvement in lodging demand until the current economic trends reverse course, particularly the expected continued weakness in the overall economy and the lack of liquidity in the credit markets. While new supply in 2009 is expected to be moderately above historical average, we expect that as a result of the current fiscal environment increases in lodging supply over the next few years will likely slow significantly. This may be particularly relevant for the markets and lodging sectors in which we compete due to the long-term planning and high level of investment associated with these properties.

We believe that the economic slowdown will significantly affect both the group and transient elements of our business. We believe group demand will continue to decline as companies reduce travel expenditures, which will lead to increased cancellations, diminished booking activity and reduced attendance. Similarly, the reduction in corporate travel budgets will affect the transient business traveler. The consumer-led elements of this economic slowdown will also result in a disproportionate impact to leisure-dependent destinations, such as Hawaii and Florida, as domestic and international households are likely to reduce discretionary spending.

In 2008, Host declared a total dividend of $.65 per share. Host intends to suspend its regular quarterly dividend in 2009 and instead Host expects to declare a $.30 to $.35 per share common dividend in the fourth quarter, which may be paid either in cash or in a combination of cash and shares of its common stock. Funds used by Host to pay dividends are provided by distributions from us. The amount of any dividend will be determined by Host’s Board of Directors. Host intends to continue paying dividends on its preferred stock.

The general economic trends discussed above make it a difficult environment to predict operating results for our hotels for 2009. Therefore, there can be no assurances that we will not experience further declines in hotel revenues or earnings at our properties for any number of reasons, including, but not limited to, greater than anticipated weakness in the economy and changes in travel patterns.

Results of Operations

The following table reflects certain line items from our audited statements of operations and other unaudited significant operating statistics (in millions, except operating statistics and percentages):

	2008	2007	% Change 2007 to 2008		2006	% Change 2006 to 2007
Revenues
Total hotel sales	$5,070	$5,181	(2.1)%		$4,588	12.9%

Operating costs and expenses:
Property-level costs(1)	4,404	4,356	1.1		3,884	12.2
Corporate and other expenses	58	69	(15.9)		94	(26.6)
Gain on insurance settlement	7	51	(86.3)		13	N/M	(4)
Operating profit	734	928	(20.9)		743	24.9
Interest expense	375	444	(15.5)		460	(3.5)
Net income attributable to non-controlling interests	3	6	(50.0)		9	(33.3)
Income from discontinued operations	39	199	(80.4)		461	(56.8)
Net income attributable to Host Hotels & Resorts, L.P.	411	728	(43.5)		758	(4.0)

All hotel operating statistics(2):
RevPAR	$140.35	$142.81	(1.7)%		$133.48	7.0%
Average room rate	$196.70	$194.71	1.0%		$182.56	6.7%
Average occupancy	71.4%	73.3%	(1.9	) pts.	73.1%	0.2	pts.

Comparable hotel operating statistics(3):
RevPAR	$142.51	$146.39	(2.6)%		N/A	5.8%
Average room rate	$199.10	$197.76	0.7%		N/A	5.7%
Average occupancy	71.6%	74.0%	(2.4	) pts.	N/A	0.1	pts.

(1)	Amount represents operating costs and expenses per our consolidated statements of operations less corporate and other expenses and the gains on insurance settlements.
(2)	Operating statistics are for all properties as of December 31, 2008, 2007 and 2006 and include the results of operations for hotels we have sold prior to their disposition.
(3)	Comparable hotel operating statistics for 2008 and 2007 are based on 115 comparable hotels as of December 31, 2008. The percent change from 2006 to 2007 is based on 93 comparable hotels as of December 31, 2007.
(4)	N/M=Not Meaningful

Hotel Sales Overview

	2008	2007	% Change 2007 to 2008	2006	% Change 2006 to 2007
	(in millions)		(in millions)
Revenues
Rooms	$3,147	$3,218	(2.2)%	$2,850	12.9%
Food and beverage	1,573	1,611	(2.4)	1,444	11.6
Other	350	352	(0.6)	294	19.7

Total hotel sales	$5,070	$5,181	(2.1)	$4,588	12.9

2008 Compared to 2007

Hotel sales declined in 2008 due to decreases in occupancy at our properties, as well as decreases in food and beverage and other revenue items. Sales related to properties sold as of August 14, 2009 have been reclassified as discontinued operations. See “Discontinued Operations” below.

Comparable hotel RevPAR decreased 2.6%. The decrease in RevPAR was the result of a 2.4 percentage point decrease in occupancy which was slightly offset by a .7% increase in average room rates. Occupancy was negatively affected by the decrease in overall lodging demand.

Food and beverage revenues for our comparable hotels decreased 2.9%, primarily due to decreased sales from our catering and banquet business and meeting room rentals and the decline in occupancy at our hotels. Other revenues for our comparable hotels, which primarily represent spa, golf, parking, internet connectivity and other fees, were down slightly.

While management evaluates the performance of each individual hotel against its competitive set in a given market, overall we evaluate the portfolio operating results using three different criteria: property type (i.e. urban, suburban, resort/conference or airport), geographic region and mix of business (i.e. transient, group or contract).

Comparable Hotel Sales by Property Type

The following tables set forth performance information for 2008 and 2007:

Comparable Hotels Portfolio by Property Type (a)

	As of December 31, 2008		Year ended December 31, 2008			Year ended December 31, 2007
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Urban	53	32,388	$215.42	74.1%	$159.60	$211.97	77.0%	$163.22	(2.2)%
Suburban	34	12,904	158.42	65.5	103.81	157.39	67.9	106.90	(2.9)
Airport	15	7,208	138.39	74.0	102.45	139.04	75.3	104.72	(2.2)
Resort/Conference	13	8,082	248.61	69.0	171.45	253.45	70.7	179.12	(4.3)

All Types	115	60,582	199.10	71.6	142.51	197.76	74.0	146.39	(2.6)

(a)	The reporting period for 2008 for our Marriott hotels is from December 29, 2007 to December 26, 2008 and for 2007 is from December 30, 2006 to December 28, 2007. For further discussion, see “Reporting Periods”.

For 2008, RevPAR decreased across all of our hotel property types. RevPAR at our resort/conference properties have been particularly affected by the current economic recession due to reduced consumer spending and increased travel costs. In particular, our Hawaiian properties have seen a dramatic decline in RevPAR as a result of decreased airlift to the Hawaiian islands and overall weak demand in this market. RevPAR at our urban, airport and suburban hotels also declined due to the overall decline in lodging demand.

Comparable Hotel Sales by Geographic Region

The following tables set forth performance information for 2008 and 2007:

Comparable Hotels by Region (a)

	As of December 31, 2008		Year ended December 31, 2008			Year ended December 31, 2007
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Pacific	27	15,934	$198.45	73.7%	$146.16	$200.99	75.9%	$152.60	(4.2)%
Mid-Atlantic	11	8,684	266.72	79.2	211.16	260.84	82.6	215.51	(2.0)
North Central	14	6,175	152.23	65.5	99.72	153.96	69.3	106.63	(6.5)
Florida	9	5,676	211.20	69.7	147.21	209.60	69.6	145.95	0.9
New England	11	5,663	176.34	70.9	125.04	176.22	74.7	131.68	(5.0)
DC Metro	13	5,666	199.15	74.5	148.30	198.34	75.6	150.03	(1.2)
South Central	8	4,358	165.49	68.0	112.48	158.80	70.1	111.35	1.0
Mountain	8	3,364	170.73	64.6	110.35	166.75	67.9	113.22	(2.5)
Atlanta	7	2,589	190.52	65.4	124.68	197.10	68.6	135.13	(7.7)
International	7	2,473	170.63	68.1	116.22	156.37	69.3	108.30	7.3

All Regions	115	60,582	199.10	71.6	142.51	197.76	74.0	146.39	(2.6)

(a)	The reporting period for 2008 for our Marriott hotels is from December 29, 2007 to December 26, 2008 and for 2007 is from December 30, 2006 to December 28, 2007. For further discussion, see “Reporting Periods”.

In terms of RevPAR growth, our International region was the top performing region due to RevPAR growth at our Chilean and Canadian hotels and the impact of favorable foreign currency exchange rates. Comparable hotel RevPAR growth in our Florida region was driven by RevPAR growth at the Harbor Beach Marriott where we benefited from prior year disruption caused by rooms renovations and the Orlando World Center Marriott where significant discounting drove transient demand. RevPAR results were partially offset by rooms’ renovations at three hotels in the region, as well as the impact of Hurricane Fay. RevPAR growth in the South Central region was the result of year-over-year growth in our Houston market which had a strong fourth quarter due to Hurricane Ike induced demand as well as our San Antonio properties, which experienced strong group business because of recent renovations in the fourth quarter of 2007.

The RevPAR decline in our Pacific region was driven by the 17.1% RevPAR decline at our Hawaiian properties and a 3.8% decline at our San Diego properties. The region’s best performer based on RevPAR growth was the San Francisco market which had a 1.9% increase in RevPAR, however, the RevPAR growth was concentrated in the first half of the year, as RevPAR in San Francisco declined significantly in the fourth quarter. RevPAR in our New England region also declined, reflecting decreased demand at our Boston hotels due to fewer city-wide events and softening leisure demand. In addition, we experienced higher group attrition and cancellations than in prior periods.

The North Central region underperformed other regions, as results in Chicago were particularly weak due primarily to renovations at three of our Chicago properties and lower transient demand. The Atlanta region also underperformed in comparison to the overall portfolio due to weak group bookings, lower transient demand and increased supply. RevPAR in our Mountain region also declined as the Phoenix market continued to struggle due to lower group and transient demand and rooms’ renovations at two hotels.

Hotel Sales by Business Mix. The majority of our customers fall into three broad groups: transient, group and contract business. The information below is derived from business mix data for 108 of our hotels for which business mix data is available from our managers.

In 2008, overall transient average daily rates decreased 1.3% when compared to last year while our overall group average room rate increased almost 3.9% over the prior year as most of the business was contracted prior to any significant downturn. We expect that booking pace will continue to slow as the weaker economy slows demand growth and, as a result, we expect increased competition in terms of pricing will put added pressure on rates.

2007 Compared to 2006

Hotel sales growth for 2007 was due to increases in RevPAR, as well as increases in food and beverage and other revenue items. Hotel sales for 2007 also reflect a full year of operations for the Starwood Portfolio and include $1,035 million and $741 million in 2007 and 2006, respectively, from these properties. Sales related to properties sold as of August 14, 2009 have been reclassified as discontinued operations. See “Discontinued Operations” below.

Comparable Hotel RevPAR increased 5.8% (as of December 31, 2007, 93 of our 119 hotels were classified as comparable hotels). The increase in RevPAR was the result of strong growth in average room rates and a slight increase in occupancy. The growth in average room rate was driven by increasing demand due to strong economic growth in the first half of 2007 and low growth in the supply of new luxury and upper upscale hotels. As a result of these trends, our operators were able to continue to increase room rates, while marginally improving the year-over-year occupancy levels. However, occupancy was affected at a number of our hotels by our capital expenditure program, which is described below, as well as weakness in individual markets.

Food and beverage revenues for our comparable hotels increased 3.7%, primarily due to increased sales from our catering and banquet business and meeting room rentals. In addition, operating margins at our food and beverage outlets increased 1.1 percentage points. Other revenues for our comparable hotels, which primarily represent spa, golf, parking, internet connectivity and other fees, increased 7.4%.

Comparable Hotel Sales by Property Type

The following table sets forth performance information for 2007 and 2006:

Comparable Hotels By Property Type (a)

	As of December 31, 2007		Year ended December 31, 2007			Year ended December 31, 2006
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Urban	40	23,518	$210.60	77.1%	$162.32	$196.92	76.8%	$151.21	7.3%
Suburban	27	10,580	158.52	67.3	106.73	149.14	67.5	100.62	6.1
Airport	15	6,557	142.90	74.0	105.69	137.58	72.7	100.02	5.7
Resort/Conference	11	6,825	261.94	70.4	184.44	253.31	71.8	181.91	1.4

All Types	93	47,480	197.75	73.5	145.37	187.05	73.4	137.36	5.8

(a)	The reporting period for 2007 for our Marriott hotels is from December 30, 2006 to December 28, 2007 and for 2006 is from December 31, 2005 to December 29, 2006.

For 2007, RevPAR increased across all of our hotel property types, led by our urban hotels, as we benefited from strong performance in several downtown markets such as Boston, New York, and San Francisco. We also experienced RevPAR growth at our suburban hotels due to strong performances at our suburban Boston, Denver and Los Angeles hotels. RevPAR growth at our airport hotels was led by our San Francisco and Houston airport hotels. RevPAR growth for our resort/convention hotels was moderate as several hotels were significantly affected by major renovations.

Comparable Hotel Sales by Geographic Region

The following table sets forth performance information for 2007 and 2006:

Comparable Hotels By Region (a)

	As of December 31, 2007		Year ended December 31, 2007			Year ended December 31, 2006
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Pacific	22	12,016	$211.60	75.1%	$158.90	$200.75	74.5%	$149.49	6.3%
Mid-Atlantic	8	5,870	248.56	81.3	202.12	227.45	79.9	181.76	11.2
North Central	11	4,586	160.44	70.6	113.22	154.63	72.3	111.87	1.2
Florida	9	5,663	209.60	69.6	145.95	203.71	70.2	142.94	2.1
New England	6	3,032	182.63	77.8	142.10	170.11	76.9	130.81	8.6
DC Metro	12	5,399	197.41	75.4	148.78	192.23	73.1	140.51	5.9
South Central	7	4,126	152.88	70.5	107.77	144.72	71.6	103.63	4.0
Mountain	6	2,210	142.20	64.8	92.08	132.71	65.5	86.98	5.9
Atlanta	7	2,625	197.10	68.6	135.13	188.61	70.5	132.97	1.6
International	5	1,953	165.19	69.8	115.31	151.61	72.0	109.21	5.6

All Regions	93	47,480	197.75	73.5	145.37	187.05	73.4	137.36	5.8

(a)	The reporting period for 2007 for our Marriott hotels is from December 30, 2006 to December 28, 2007 and for 2006 is from December 31, 2005 to December 29, 2006.

For 2007, our Mid-Atlantic region was the top performing region due to exceptional RevPAR growth by our New York City hotels driven by strong business and leisure transient demand and average room rate increases. The New England region also performed well due to increased city-wide events in the Boston market, particularly during the second half of the year, as this market was affected by lower levels of group and transient demand during the first half of the year.

Increases in RevPAR for our Pacific, DC Metro and Mountain regions were generally consistent with the levels for the overall portfolio. Increases in RevPAR in our Pacific region were driven by the Los Angeles and San Francisco markets. The Los Angeles market grew due to increased average room rates for transient business along with a strong group base. The San Francisco market had a strong year driven by city-wide events. The growth in the DC Metro region was driven by the performance of our downtown hotels, which was partially offset by weak performance by our suburban properties in the region.

RevPAR growth during the year in the Florida region was moderate, as group activity was slow due to hurricane concerns and renovation displacement at several hotels including the Harbor Beach Marriott Resort and Spa and the Tampa Marriott Waterside Hotel and Marina. The weak RevPAR growth in the Atlanta region was due to lower levels of occupancy, as city-wide demand decreased from the unusually strong performance in 2006 that reflected business relocation from New Orleans due to Hurricane Katrina. However, in the fourth quarter, the Atlanta region experienced RevPAR increases due to strong group bookings in the mid-town area. The North Central region under-performed the portfolio primarily due to weakness in the Chicago market.

Hotel Sales by Business Mix. In 2007, relatively strong demand levels allowed our operators to increase average daily room rates, particularly in the corporate transient segments. Overall transient average daily rates increased 7% when compared to last year and our overall group average room rate for these hotels increased almost 5%.

2008 compared to 2007 and 2007 compared to 2006

Property-level Operating Expenses

	2008	2007	% Change 2008 to 2007	2006	% Change 2007 to 2006
	(in millions)		(in millions)
Rooms	$776	$769	0.9%	$680	13.1%
Food and beverage	1,152	1,171	(1.6)	1,061	10.4
Other departmental and support expenses	1,276	1,259	1.4	1,130	11.4
Management fees	243	264	(8.0)	219	20.5
Other property-level expenses	388	388	—	355	9.3
Depreciation and amortization	569	505	12.7	439	15.0

Total property-level operating expenses	$4,404	$4,356	1.1	$3,884	12.2

Property-level operating expenses increased each year from 2006 through 2008 due to several factors. In 2008, the 1.1% increase was primarily due to an increase in depreciation expense due to our extensive $1.8 billion capital expenditure program from 2006 to 2008. This was offset by a decline in revenue driven costs, primarily management fees, reflecting our decline in operations during the second half of the year. By contrast, in 2007, all property-level costs increased, reflecting inflation, increases in revenue-driven costs and the effect of our capital expenditures on our depreciation expense. Our operating costs and expenses, which are both fixed and variable, are affected by changes in occupancy, inflationary increases and revenues, though the effect on specific costs will differ. For example, utility costs include a fixed component but will increase based on occupancy and with inflation, while depreciation expense is fixed except for the effects of property transactions (i.e. acquisitions, capital expenditures, dispositions, etc.). Similarly, management fees are directly affected by total revenues, as well as the level of operating profit at each property. Additionally, 2008 and 2007 property-level operating expenses include the property-level expenses of the Starwood Portfolio for a full year of approximately $828 million and $826 million, respectively. Comparatively, property-level operating expenses for 2006 include Starwood Portfolio expenses for the period from April 10, 2006 (the purchase date) through December 31, 2006 of $581 million. Property-level operating expenses exclude the costs associated with hotels we have sold in 2009, which are included in discontinued operations.

Other Income Statement Line Items

Corporate and Other Expenses. Corporate and other expenses primarily consist of employee salaries and benefits including stock-based compensation expense, as well as other costs such as travel, corporate insurance, audit fees, building rent and system costs. Corporate expenses decreased approximately $11 million in 2008 from 2007 and approximately $25 million in 2007 from 2006 due to the decrease in compensation expense recorded for Host’s liability classified stock-based compensation awards as the market performance criteria for the issuance of Host’s restricted stock were not met and fewer shares were earned. Additionally, 2006 included non-recurring costs of approximately $7 million associated with the Starwood acquisition.

Gain on Insurance Settlement. We recorded a gain on insurance settlement of $7 million in 2008, $51 million in 2007 and $13 million in 2006. The gains primarily relate to the insurance proceeds received for both business interruption and property damage following Hurricanes Katrina and Wilma which occurred during September and October 2005. The hurricanes caused substantial business interruption and property damage at our New Orleans Marriott and at five of our hotels located in southern Florida.

During 2008, the gain of $7 million primarily represents the release of contingencies related to an insurance settlement reached for business interruption incurred at the New Orleans Marriott. During 2007, we recognized a gain of $30 million related to business interruption insurance proceeds received as a result of lost profit primarily at our New Orleans Marriott. Additionally, all of the insurance gains of $13 million in 2006 represent business interruption insurance proceeds.

The remaining gain of $21 million in 2007 related to insurance proceeds for property damage sustained by these properties. The gain represents the insurance proceeds received in excess of the insurance receivable recorded on the balance sheet at the date of loss. The insurance receivable reflected the book value of the property and equipment written off and repairs and maintenance costs incurred from the hurricanes. We recognize the gains on insurance settlements once all contingencies are met, and, as a result, none of the property insurance proceeds were recognized in income during 2005 or 2006.

Interest Income. The $17 million decline in interest income for 2008 when compared to 2007 is primarily due to lower interest rates during 2008, as well as a slightly lower weighted average cash balance for the full year 2008 compared to 2007. The increase of $4 million from 2006 to 2007 was primarily due to an increase in the weighted average cash balance in 2007.

Interest Expense. The decrease of $69 million in interest expense for 2008 is primarily due to an expense of $45 million related to call premiums and the acceleration of the amortization of deferred financing costs associated with debt prepayments during 2007 compared to a $14 million gain in 2008 related to the repurchase of $100 million face amount of our 2004 Exchangeable Senior Debentures. The decline in interest expense also reflects the decrease in our weighted average interest rate of 0.4 percentage points to 6.4%.

The decrease of $16 million in interest expense in 2007 is primarily due to a net decrease in debt of approximately $318 million and a decrease in our weighted average interest rate of 0.3 percentage points to 6.8%. The decrease is partially offset by call premiums and the acceleration of the amortization of deferred financing costs associated with debt prepayments totaling $45 million for 2007 compared to similar costs of $17 million for 2006.

Equity in Earnings (Losses) of Affiliates. In 2008, our share of income of affiliates decreased by $21 million compared to 2007 primarily due to a decrease in earnings from our joint venture in Europe and the write-off of costs associated with a terminated transaction. However, in 2007, our share of income of affiliates increased by $17 million compared to 2006 primarily due to an increase in earnings from our European joint venture, which was formed in April of 2006.

Discontinued Operations. Discontinued operations consist of four hotels sold in 2009, two hotels sold in 2008, nine hotels sold during 2007 and seven hotels sold in 2006 and represent the results of operations and the gains on the disposition of these hotels during the periods. The following table summarizes the revenues, income before taxes, and the gain on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations in the consolidated statements of operations for the periods presented (in millions):

	2008	2007	2006
Revenues	$107	$160	$274
Income before taxes	16	37	45
Gain on disposals, net of tax	23	164	416

Liquidity and Capital Resources

Overview

We seek to maintain a capital structure and liquidity profile with an appropriate balance of cash, debt and partners’ capital to provide financial flexibility given the inherent volatility in the lodging industry. During this period of economic uncertainty, we have taken several steps to preserve capital and increase liquidity, including the third quarter draw of $200 million on our credit facility, the reduction of distributions per unit beginning in the fourth quarter and the implementation of cost savings initiatives at both the corporate and hotel level which will include a reduction in 2009 in capital expenditures to approximately one-half of the 2008 level. We believe, as a result of all of the above-mentioned efforts and the overall strength of our balance sheet, we have sufficient liquidity and access to capital markets to withstand the anticipated decline in operating cash flow in 2009 and pay our debt maturities, fund our capital expenditure programs and maintain compliance with our debt financial covenants. We continue to maintain higher than historical cash levels due to uncertainty in the credit markets and we intend to do so until the credit markets stabilize.

Cash Requirements. We use cash for acquisitions, capital expenditures, debt payments, operating costs, corporate and other expenses and distributions to unitholders. As a REIT, Host is required to distribute at least 90% of its taxable income (excluding net capital gain) to its stockholders. Funds used by Host to pay dividends are provided by distributions from us. Our sources of cash are cash from operations, proceeds from the sale of assets, borrowings under our credit facility and our ability to obtain additional financing through various capital markets.

Set forth below is a schedule of our debt maturities through 2011 as of December 31, 2008. Our near term debt maturities in 2009 and 2010 are relatively low. While maturities in 2011 total $825 million, they include borrowings under the revolver portion of the credit facility, as well as the $210 million credit facility term loan and the Orlando Marriott World Center mortgage, all of which are subject to extension at our option if certain requirements are met. See “—Financial Condition” for more information on our debt maturities.

Debt Maturities 2009 - 2011

(in millions)

	2009 (1)	2010	2011
San Diego Marriott Hotel & Marina mortgage	$175	$—	$—
Westin Kierland mortgage	134	—	—
3.25% Exchangeable Senior Debentures (2)	—	400	—
Mortgage loan on four Canadian properties.	—	—	105
Orlando Marriott World Center mortgage (3)	—	—	300
Credit facility (including the $210 million term loan) (4)	—	—	410
Principal amortization on other debt	12	11	10

Total Maturities	$321	$411	$825

(1)	We provided notice to the lender of the approximately $34 million mortgage on the Westin Indianapolis that we will prepay the debt in March 2009.
(2)	Our 3.25% Exchangeable Senior Debentures are due in 2024, but are subject to a put option by the holders in 2010. The $400 million represents the face amount of the outstanding debt at December 31, 2008.
(3)	This mortgage is subject to two, one-year extension options provided that debt coverage exceeds certain ratios and other conditions are met.
(4)	Our credit facility may be extended for one year provided that our leverage ratio is below 6.75x. See “—Financial Condition” for further discussion.

As of December 31, 2008, we had $508 million of cash and cash equivalents, which was an increase of $20 million from December 31, 2007. In the first quarter of 2009, we paid the fourth quarter common and preferred distributions of $29 million and received $113 million net proceeds from the sale of the Hyatt Regency Boston, including the return of reserves held by the manager. We also had $400 million available under our credit facility at December 31, 2008. During 2009, our primary uses of cash will be debt maturities, capital expenditures at our hotels and distribution requirements. Additionally, Host may take advantage of its ability to satisfy up to 90% of its dividend requirements through the issuance of common stock dividends in order to conserve cash.

Capital Resources. We depend primarily on external sources of capital to finance future growth, including acquisitions. As a result, the liquidity and debt capacity provided by our credit facility and the ability to issue senior unsecured debt are key components of our capital structure. Therefore, our financial flexibility (including our ability to incur debt, pay distributions and make investments) is contingent on our ability to maintain compliance with the financial covenants, which include, among others, the allowable amounts of leverage, coverage and fixed charges. Since 2003, we have improved our financial covenant ratios through a number of transactions that have extended our weighted average maturity and reduced interest costs. As a result of these efforts, our weighted average interest rate has declined significantly, from 7.7% at December 31, 2003 to 6.4% at December 31, 2008 and our weighted average maturities have remained consistent at approximately five years. Additionally, since December 31, 2006, we have reduced our secured mortgage indebtedness by approximately 29% to $1.4 billion, which represents approximately 24% of our overall indebtedness and is secured by 14 of our hotels. As of December 31, 2008, approximately 80% of our hotels (as measured by revenues) are unencumbered by mortgage debt. Given the flexibility provided by the structure of our balance sheet, we will look to access both the market for our senior notes and the secured mortgage debt markets, based on relative pricing and capacity, to fund our cash requirements. We may, at any time, seek to access such markets in the event that we determine that the terms and conditions available to us are advantageous based upon prevailing market conditions, our liquidity requirements, contractual restrictions and other circumstances. See “Financial Condition” for further discussion of our restrictive covenants.

Debt transactions. During 2008, we entered into a $210 million term loan and borrowed $200 million of our available $600 million capacity under the revolver portion of our credit facility. We also refinanced our $208 million mortgage loan on the Orlando World Center Marriott through the issuance of a $300 million floating rate mortgage loan. In addition, we repurchased $100 million face amount of our 3.25% Exchangeable Senior Debentures with a carrying value of $96 million for approximately $82 million, for a gain of approximately $14 million in 2008. As of December 31, 2008, our debt has an average maturity of 4.6 years and a weighted average interest rate of 6.4%.

In addition to the above financing activities, we paid approximately $16 million of principal amortization of mortgage debt in 2008 and repaid the $33.5 million mortgage secured by our Scottsdale Marriott at McDowell Mountains, which matured in December 2008.

We may continue to redeem or refinance senior notes and mortgage debt from time to time, taking advantage of favorable market conditions when available. We may purchase senior notes for cash through open market purchases, privately negotiated transactions, a tender offer or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings and Funds From Operations, or FFO per diluted unit, as defined below, as a result of the payment of any applicable call premiums and the acceleration of previously deferred financing costs. Specifically, interest expense includes $45 million for 2007 for call premiums, the acceleration of deferred financing costs and original issue discount and the termination of related interest rate swap agreements associated with debt prepayments.

Counterparty Credit Risk. We are subject to counterparty credit risk, which relates to the ability of counterparties to meet their contractual payment obligations or the potential non-performance of counterparties to deliver contracted commodities or services at the contracted price. As a result of the recent bankruptcy and insolvency of several high-profile, well-respected financial institutions, we have performed additional assessments to determine the impact, if any, of these market developments on our financial condition. We are exposed to credit risk with respect to cash held at various financial institutions, access to our credit facility, the amounts due and services performed by our managers and amounts due or payable under our derivative contracts. Our credit exposure in each of these cases is limited. Our exposure with regard to our cash and the $400 million available under our credit facility is mitigated as the credit risk is spread among a diversified group of investment grade financial institutions. Amounts due from the managers of our hotels generally reflect the operations of the hotel in the immediately preceding period and the working capital at the hotels. These amounts totaled $65 million as of December 31, 2008 and we consider the risk that our managers will fail to meet the payment obligations to be remote. At December 31, 2008, our exposure risk related to our derivative contracts totaled $6 million and the counterparties were investment grade financial institutions.

Partners’ Capital Transactions. On February 19, 2008, Host’s Board of Directors authorized a program to repurchase up to $500 million of Host’s common stock and equity-related securities. The securities may be purchased in the open market or through private transactions, depending upon market conditions. We will redeem an equivalent number of common OP units from Host for each common share repurchased. The plan does not obligate Host to repurchase any specific number of shares and may be suspended at any time at Host’s discretion. As of December 31, 2008, Host has repurchased 6.5 million common shares valued at approximately $100 million and repurchased $100 million face amount of our 3.25% Exchangeable Senior Debentures for approximately $82 million. As a result of these purchases, as of December 31, 2008, Host had approximately $318 million left under the Board’s authorization for future repurchases. We redeemed an equivalent number of common OP units from Host for each common share repurchaesd.

Non-cash Investing and Financing Activities. On March 12, 2008, we acquired the remaining limited partnership interests in Pacific Gateway Ltd., a subsidiary partnership of Host L.P., which owns the San Diego Marriott Hotel and Marina, and other economic rights formerly held by our outside partner, including the right to receive 1.7% of the hotel’s sales, in exchange for 5,575,540 limited partnership units of Host LP. The OP units were valued at $93 million based on the closing stock price on such date for Host, or $16.68.

Acquisitions and Dispositions. On February 17, 2009, we sold the Hyatt Regency Boston for net proceeds of approximately $113 million, including the return of reserves held by the manager. We recorded a gain on the disposition of approximately $20 million, net of tax, in the first quarter of 2009. On July 9, 2009, we sold the Sheraton Stamford Hotel and the Washington Dulles Marriott Suites for net proceeds of approximately $36 million. On July 16, 2009, we sold the Boston Marriott Newton for net proceeds of approximately $28 million. We will recognize a gain on the disposition of these three properties of approximately $10 million, net of tax, in the third quarter of 2009. During 2008, we sold two domestic properties for total proceeds of approximately $39 million and recorded a gain of approximately $23 million, net of tax.

In April 2008, the European joint venture acquired the Crowne Plaza Amsterdam City Centre for approximately €72 million (US $113 million), including our investment of €3 million (US $5 million) and the issuance of approximately €53.3 million of mortgage debt.

We may acquire additional properties through various structures, including transactions involving single assets, portfolios, joint ventures and acquisitions of all or substantially all of the securities or assets of other REITs or similar real estate entities. We anticipate that our acquisitions will be financed through a combination of methods, including proceeds from sales of properties from our existing portfolio, the incurrence of debt, available cash, advances under our credit facility, proceeds from equity offerings of Host, or issuance of OP units by Host LP.

Capital Expenditures. During 2008, we continued our extensive capital expenditure program, which included the renovation of approximately 11,900 rooms and approximately 465,000 square feet of meeting space. In 2008, our capital expenditures totaled $695, million including the application of $23 million of deposits made in 2007. For 2008, renewal and replacement capital expenditures were approximately $374 million, as compared to $267 million in 2007. Our renewal and replacement capital expenditures are generally funded by the furniture, fixtures and equipment funds established at certain of our hotels (typically funded with approximately 5% of property revenues) and by our available cash. We also spent approximately $321 million on repositioning/ROI and value enhancement projects in 2008, as compared to $346 million in 2007. These projects are expected to enhance the competitiveness of our properties and should help drive operating performance, particularly during the current economic recession, by separating and differentiating our properties from those of our competitors. As a result of this extensive capital expenditure program, we believe that our properties will remain in a strong competitive position with respect to their market competitors despite our planned reduction in capital expenditures in 2009.

Sources and Uses of Cash

During 2008, our primary sources of cash included cash from operations, proceeds from debt issuances and refinancings and proceeds from hotel dispositions. Uses of cash during the year primarily consisted of capital expenditures, distributions, unit redemptions and debt repayments and repurchases. Significant uses of cash during 2009 will include the repayment or repurchase of our debt maturing in the near-term, capital expenditures at our hotels and distributions to unitholders. Other uses may include, among others, investment in our European and Asian joint ventures or hotel acquisitions. We anticipate that our primary sources of cash for 2009 will include cash from operations and proceeds from hotel dispositions, debt issuances or partners’ capital issuances by Host.

Cash Provided by Operations. Our cash provided by operations for 2008 increased $19 million to $1.0 billion compared to 2007, due primarily to a reduction in interest expense which was partially offset by declines in operations at our hotels.

Cash Used in Investing Activities. Approximately $716 million of cash was used in investing activities during 2008. This included approximately $672 million of capital expenditures (net of the $23 million deposit) and $77 million of investments primarily in our European joint venture, partially offset by $38 million of proceeds from the dispositions of the Sheraton Tampa Suites Airport and the Host Airport Hotel Sacramento.

The following table summarizes significant investing activities that have been completed since the beginning of January 2007 (in millions):

Transaction Date		Description of Transaction	(Investment) Sale Price
Acquisitions/Investments
April-December	2008	Investment in European joint venture(1)	$(76)
August	2007	Investment in European joint venture(2)	(12)
February	2007	Purchase of the Atlanta Marriott Perimeter Center ground lease	(15)

		Total acquisitions	$(103)

Dispositions/Return of Investment
July	2009	Disposition of Boston Marriott Newton	$28
July	2009	Disposition of Sheraton Stamford/Washington Dulles Marriott Suites	36
February	2009	Disposition of Hyatt Regency Boston	113
January	2009	Return of investment in European joint venture(1)	40
July	2008	Disposition of Host Airport Hotel Sacramento	15
April	2008	Disposition of Sheraton Suites Tampa Airport	24
December	2007	Disposition of Sheraton Tucson	25
November	2007	Disposition of Minneapolis Marriott Southwest	45
August	2007	Disposition of excess land	5
February	2007	Disposition of Miami Airport Marriott	57
February	2007	Disposition of Raleigh Marriott Crabtree Valley	48
February	2007	Disposition of the Fairview Park Marriott	109
January	2007	Disposition of Sheraton Milwaukee Brookfield Hotel	28
January	2007	Disposition of Sheraton Providence Airport Hotel	10
January	2007	Disposition of Capitol Hill Suites	39
January	2007	Disposition of Marriott Mountain Shadows Resort	42

		Total dispositions	$664

(1)	Represents our investments for the acquisitions of the Crowne Plaza Amsterdam City Centre, as well as our investments to acquire a portfolio of hotels. The portfolio transaction was terminated in 2008 and therefore the European joint venture returned approximately $40 million of these funds in January 2009.
(2)	Represents our investment for the acquisition of three hotels located in Brussels, Belgium.

Cash Provided by/Used in Financing Activities. Net cash used in financing activities was $284 million for 2008, as compared to $685 million in 2007. During 2008 and 2007, cash used in financing activities consisted of debt prepayments or repurchases and unit repurchases of approximately $427 million and $1.3 billion, respectively, and scheduled principal repayments of $16 million and $35 million, respectively. Cash provided by financing activities in 2008 and 2007 included the issuance of debt securities for proceeds of approximately $702 million and $1.0 billion, respectively, net of financing costs.

During 2008 and 2007, our common OP unit distributions increased $82 million to $542 million as the 2008 distributions included the payment of the $.40 per unit fourth quarter 2007 distribution compared to the $.25 fourth quarter 2006 distribution that was paid in 2007. We also made a $9 million distribution on our preferred OP units for both 2008 and 2007, respectively.

The following table summarizes significant debt (net of deferred financing costs) and partners’ capital transactions since the beginning of January 2007 (in millions):

Transaction Date		Description of Transaction	Transaction Amount
Debt
December	2008	Repayment of 6.08% mortgage on the Scottsdale McDowell Mountains	$(34)
October-November	2008	Repurchase of $100 million face amount of the 2004 Exchangeable Senior Debentures	(82)
September	2008	Draw on the credit facility revolver	200
June	2008	Proceeds from 4.93% Orlando World Center Marriott mortgage refinancing (1)	296
June	2008	Repayment of the 7.48% mortgage on the Orlando World Center Marriott	(208)
May	2008	Proceeds from the credit facility term loan	44
April	2008	Repayment of the credit facility revolver	(100)
April	2008	Proceeds from the credit facility term loan	162
March	2008	Draw on the credit facility revolver	100
October	2007	Repayment of New Orleans Marriott, San Antonio Marriott Rivercenter, San Ramon Marriott and Santa Clara Marriott mortgages with an interest rate of 8.22%	(190)
June	2007	Repayment of 9.375% senior notes	(6)
May	2007	Defeasance of 7.61% CMBS loan	(514)
April	2007	Prepayment of the Philadelphia Marriott Convention Center mortgages with a weighted average interest rate of 8.52%	(96)
April	2007	Prepayment of the 8.41% Four Seasons Hotel, Atlanta mortgage	(33)
March	2007	Proceeds from the issuance of 2007 Exchangeable Senior Debentures due 2027	589
March	2007	Prepayment of the 7.42% mortgage on the JW Marriott, Washington, D.C. (2)	(88)
March	2007	Proceeds from the issuance of the 5.53% mortgage loan secured by the Ritz-Carlton, Naples and Newport Beach Marriott Hotel & Spa	298
March	2007	Repayment of the credit facility revolver	(175)
February	2007	Proceeds from 5.55% Harbor Beach Marriott mortgage refinancing	134
February	2007	Repayment of 8.58% Harbor Beach mortgage	(88)
January	2007	Repayment of the credit facility revolver	(75)
2008/2007		Principal amortization	(51)

		Net debt transactions	$83

Partners’ Capital
March-August	2008	Common OP unit repurchases	$(100)

		Net partners’ capital transactions	$(100)

(1)	The Orlando World Center Marriott mortgage loan has a floating rate of interest of LIBOR plus 350 basis points. The interest rate shown reflects the rate in effect as of December 31, 2008.
(2)	The JW Marriott, Washington, D.C. mortgage debt had a floating interest rate of LIBOR plus 210 basis points. The interest rate shown reflects the rate as of the date of the transaction.

Financial Condition

As of December 31, 2008, our total debt was approximately $5.9 billion of which 88% carried a fixed rate of interest. Total debt was comprised of (in millions):

	December 31, 2008	December 31, 2007
Series K senior notes, with a rate of 7 1/8% due November 2013	$725	$725
Series M senior notes, with a rate of 7% due August 2012	348	347
Series O senior notes, with a rate of 6 3/8% due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4% due June 2016	800	800
Series S senior notes, with a rate of 6 7/8% due November 2014	497	497
2004 Exchangeable Senior Debentures, with a rate of 3 1/4% due April 2024	383	463
2007 Exchangeable Senior Debentures, with a rate of 2 5/8% due April 2027	533	515
Senior notes, with rate of 10.0% due May 2012	7	7

Total senior notes	3,943	4,004
Mortgage debt secured by $2.1 billion of real estate assets, with an average interest rate of 6.2% at December 31, 2008 and 6.6% at December 31, 2007	1,436	1,423
Credit facility (including the $210 million term loan)	410	—
Other	87	88

Total debt	$5,876	$5,515

Aggregate debt maturities at December 31, 2008 are as follows (in millions):

2009	$321
2010	411
2011 (1)	825
2012	967
2013	737
Thereafter	2,700

5,961
Unamortized (discounts), net	(86)
Capital lease obligations	1

$5,876

(1)	The debt maturing in 2011 includes $410 million related to borrowings under the credit facility, which can be extended, at our option, for one year if our leverage ratio is below 6.75x. See “—Financial Condition” for further discussion. Similarly, the $300 million mortgage loan on the Orlando World Center Marriott, which also matures in 2011, can be extended for two, one-year periods, subject to achieving a certain debt coverage ratio and other conditions.

Senior Notes

General. The following summary is a description of the material provisions of the indentures governing our various senior notes, which we refer to collectively as the senior notes indenture. We pay interest on each series of our outstanding senior notes at specified dates in arrears at the respective annual rates indicated on the table above. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all of our subordinated obligations. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and currently are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. The pledges are permitted to be released in the event that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. Because our leverage ratio is below this threshold, we have the right to release all pledges at any time. In October 2005, we exercised this right for pledges of capital that would have been otherwise required subsequent to this date.

Restrictive Covenants. Under the terms of the senior notes indenture, our ability to incur indebtedness and make distributions is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x. We are able to make distributions to enable Host to pay dividends on its preferred stock under the senior notes indenture when our EBITDA-to-interest coverage ratio is above 1.7 to 1.0. This ratio is calculated in accordance with the terms of our senior notes indenture based on pro forma results for the four prior fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Under the terms of our senior notes indenture, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and approximately $30 million, $25 million and $12 million in 2008, 2007 and 2006, respectively, of interest expense recorded as a result of the adoption of a new accounting pronouncement relating to our exchangeable debentures, all of which are included in interest expense on our consolidated statements of operations. Other covenants limiting our ability to incur indebtedness and make distributions include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate values) excluding intangible assets and secured indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may make preferred or common OP unit distributions and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. In addition, even if we are below the coverage levels otherwise required to incur debt and make distributions, we are still permitted to incur certain types of debt, including (i) credit facility debt, (ii) refinancing debt, (iii) up to $300 million of mortgage debt whose proceeds would be used to repay debt under credit facility (and permanently reduce our ability to borrow under the credit facility by such amount), and (iv) up to $100 million of other debt. Our senior notes indenture also imposes restrictions on customary matters, such as our ability to make distributions on, redeem or repurchase our OP units; make investments; permit payment or distribution restrictions on certain of our subsidiaries; sell assets; guarantee indebtedness; enter into transactions with affiliates; create certain liens; and sell certain assets or merge with or into other companies. Our senior notes indenture also imposes a requirement to maintain unencumbered assets (as defined in the indenture as undepreciated property value) of not less than 125% of the aggregate amount of senior note debt plus other debt not secured by mortgages. This coverage requirement must be maintained at all times and is distinct from the coverage requirements necessary to incur debt or make distributions discussed above (whose consequences, where we fall below the coverage level, are limited to restricting our ability to incur new debt or make distributions, but which would not otherwise cause a default under our senior notes indenture). As of December 31, 2008, we are in compliance with all of our financial covenants under our senior notes indentures.

2007 Exchangeable Senior Debentures. On March 23, 2007, we issued $600 million 25 /8% Exchangeable Senior Debentures (the “2007 Debentures”) and received proceeds of $589 million, net of underwriting fees and expenses and original issue discount. The 2007 Debentures mature on April 15, 2027 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on July 15, 2007. We can redeem for cash all, or part of, the 2007 Debentures at any time on or after April 20, 2012 upon 15 days notice at a redemption price of 100% of the principal amount plus accrued interest. Holders have the right to require us to repurchase the 2007 Debentures on April 15, 2012, April 15, 2017 and April 15, 2022 for cash equal to 100% of the principal amount plus accrued interest. Holders may exchange their 2007 Debentures prior to maturity under certain conditions, including when the closing sale price of Host’s common stock is more than 130% of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. On exchange, we must deliver cash in an amount equal to not less than the lower of the exchange value (which is the applicable exchange rate multiplied by the average price of Host’s common stock) and the aggregate principal amount of the 2007 Debentures to be exchanged and, at our option, shares of Host’s common stock, cash or a combination thereof for any excess above the principal value. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures at the exchange value described above rather than receive the cash redemption price. The exchange rate at February 23, 2009 was 31.35 shares of Host’s common stock per $1,000 principal amount of debentures, which is equivalent to an exchange price of $31.90 per share of Host common stock. Upon issuance of such shares by Host, we will issue to Host an equivalent number of common OP units. The exchange rate may be adjusted under certain circumstances including the payment of common dividends by Host exceeding $.20 per share in any given quarter. The 2007 Debentures are not currently exchangeable.

2004 Exchangeable Senior Debentures. On March 16, 2004, we issued $500 million of 3.25% Exchangeable Senior Debentures (the “2004 Debentures”) and received net proceeds of $484 million, net of discounts, underwriting fees and expenses. During 2008, we repurchased $100 million face amount of the 2004 Debentures with a carrying value of $96 million for approximately $82 million and recorded a gain on the repurchase of approximately $14 million. As of December 31, 2008, $400 million face amount of the 2004 Debentures remains outstanding. The outstanding 2004 Debentures mature on April 15, 2024 and are equal in right of payment with all of our other senior notes. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders have the right to require us to repurchase the 2004 Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 for cash equal to 100% of the principal amount. Holders may exchange their 2004 Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host’s common stock is more than 120% of the exchange price per share, for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the debentures have been called for redemption. The exchange rate at February 23, 2009 was 63.3687 of Host’s common stock for each $1,000 of principal amount of the 2004 Debentures, (which is equivalent to an exchange price of $15.78 per share of Host’s common stock). Upon issuance of such shares by Host, we will issue an equivalent number of common OP units. The exchange rate is adjusted for certain circumstances, including the payment of common dividends by Host. We can redeem for cash all, or part of, the 2004 Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. If we elect to redeem the debentures and the exchange value exceeds the cash redemption price, we would expect holders to elect to exchange their debentures for shares of Host’s common stock rather than receive the cash redemption price. The 2004 Debentures are not currently exchangeable.

Credit Facility

General. On May 25, 2007, we entered into a second amended and restated bank credit facility with Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other agents and lenders. The credit facility provides aggregate revolving loan commitments in the amount of $600 million. During any period in which our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount under the credit facility to exceed $300 million. The credit facility also includes subcommitments for (i) the issuance of letters of credit in an aggregate amount of $10 million and (ii) loans in certain foreign currencies in an aggregate amount of $300 million, (A) $150 million of which may be loaned to certain of our Canadian subsidiaries in Canadian Dollars and (B) $300 million of which may be loaned to us in Pounds Sterling and Euros. The credit facility has an initial scheduled maturity of September 2011. We have an option to extend the maturity for an additional year if certain conditions are met as of September 2011. These conditions include the payment of a fee to the lenders, that no default or event of default exists and maintaining a leverage ratio below 6.75x. Subject to certain conditions, we also have the option to increase the amount of the facility by up to $190 million to the extent that any one or more lenders, whether or not currently party to the credit facility, commits to be a lender for such amount.

In the second quarter of 2008, we entered into a $210 million term loan under the credit facility. The term loan bears interest at LIBOR plus 175 basis points, with a LIBOR floor of 2.25% for an all-in rate of 4.0% at December 31, 2008. We also have the option to pay interest based on the higher of the overnight Federal Funds Rate plus 50 basis points and the Prime Lending Rate, plus, in both cases, the applicable spread of 75 basis points. In September 2008, we also borrowed $200 million under the revolver portion of our credit facility at a rate of LIBOR plus 65 basis points based on our leverage at December 31, 2008. Based on our leverage at December 31, 2008, we had $400 million of remaining available capacity under the revolver portion of our credit facility.

The obligations under the credit facility are guaranteed by certain of our existing subsidiaries and are currently secured by pledges of equity interests in many of our subsidiaries. The pledges are permitted to be released in the event that certain conditions are satisfied, including the requirement that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. As a result of having satisfied such conditions, currently we are not required to pledge our equity interests in any newly acquired or formed subsidiary, and at our election, we may obtain a release of all existing pledges for so long as our leverage ratio continues to be below 6.0x. The guarantees and pledges ratably benefit our credit facility, as well as the notes outstanding under our senior notes indenture and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility.

Financial Covenants. The credit facility contains covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage. Prior to the end of our third quarter of 2009, we are permitted to make borrowings and maintain amounts outstanding under the credit facility so long as our leverage ratio is not in excess of 7.5x and our unsecured coverage ratio is not less than 1.75x. Thereafter, the maximum leverage ratio under the credit facility is reduced to 7.25x, with the minimum unsecured coverage ratio continuing to be set at 1.75x. In all cases, if our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount of the credit facility to exceed $300 million. However, to the extent our borrowings under the credit facility revolver exceed $300 million on the date that our leverage ratio exceeds 7.0x, we are not required to repay the excess for one year. The financial covenants for the credit facility do not apply when there are no borrowings under the credit facility. Hence, so long as there are no amounts outstanding, we would not be in default if we do not satisfy the financial covenants and we do not lose the potential to draw under the credit facility in the future if we were ever to come back into compliance with the financial covenants. These calculations are performed in accordance with our credit facility based on pro forma results for the prior four fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings as if they occurred at the beginning of the period. Under the terms of the credit facility, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and approximately $30 million, $25 million and $12 million in 2008, 2007 and 2006, respectively, of interest expense recorded as a result of the adoption of a new accounting pronouncement relating to our exchangeable debentures, all of which are included in interest expense on our consolidated statements of operations. Additionally, total debt used in the calculation of our leverage ratio is based on a “net debt” concept under which cash and cash equivalents in excess of $100 million is deducted from our total debt balance. As of December 31, 2008, our leverage ratio was 4.1x versus the 7.5x maximum leverage ratio allowed under the credit facility, our fixed charge coverage ratio was 2.8x versus the 1.0x minimum fixed charge coverage ratio allowed under the credit facility and our unsecured interest coverage ratio was 4.1x versus the minimum unsecured interest coverage ratio of 1.75x allowed under the credit facility. Accordingly, we are in compliance with all of our financial covenants under the credit facility as of December 31, 2008.

The following table summarizes the financial tests contained in the credit facility:

	Financial Covenant Levels
Year	Minimum unsecured interest coverage ratio (a)	Maximum leverage ratio (b)	Minimum fixed charge coverage ratio
2009	1.75	7.5	1.05
2010	1.75	7.25	1.10
2011	1.75	7.25	1.15

(a)	If, at any time our leverage ratio is above 7.0x, our minimum unsecured interest coverage ratio will lower to 1.5x.
(b)	The maximum leverage ratio declines to 7.25x in September 2009.

Interest and Fees. We pay interest on revolver borrowings under the credit facility at floating rates plus a margin that is set with reference to our leverage ratio. In the case of LIBOR borrowings in US Dollars, as well as Euros and Pounds Sterling denominated borrowings, the rate of interest ranges from 65 basis points to 150 basis points over LIBOR. We also have the option to pay interest based on the higher of the overnight Federal Funds Rate plus 50 basis points and the Prime Lending Rate, plus, in both cases, the applicable spread ranging from 0 to 50 basis points. Based on our leverage ratio, at December 31, 2008, of 4.1x, we can borrow at a rate of LIBOR plus 70 basis points or Prime plus 0 basis points. To the extent that amounts under the credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment of 10 to 15 basis points, depending on our average revolver usage during the applicable period.

Other Covenants. The credit facility contains restrictive covenants on customary matters. Certain covenants become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and distributions contained in the credit facility will be superseded by the generally less restrictive corresponding covenants in our senior notes indenture. Additionally, the credit facility’s restrictions on incurrence of debt and distributions are generally consistent with our senior notes indenture. These provisions, under certain circumstances, limit debt incurrence to debt incurred under the credit facility or in connection with a refinancing, and limit dividend payments to those necessary to maintain Host’s tax status as a REIT.

Mortgage and Other Debt

General. As of December 31, 2008, we had 14 hotels that were secured by mortgage debt. Substantially all of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2008, secured debt represented approximately 24% of our total debt and our aggregate secured debt had an average interest rate of 6.2% and an average maturity of 4.3 years.

The following table summarizes our outstanding debt and scheduled amortization and maturities related to mortgage and other debt as of December 31, 2008 (in millions):

	Balance as of December 31, 2008	2009	2010	2011	2012	2013	Thereafter
Mortgage Debt
Orlando Marriott World Center, 4.93%, due 7/1/2011 (1)	$300	$—	$—	$300	$—	$—	$—
San Diego Marriott Hotel and Marina, 8.45%, due 7/1/2009	175	175	—	—	—	—	—
Atlanta Marriott Marquis, 7.4%, due 2/11/2023 (2)	129	5	5	5	6	6	102
Westin Kierland, 5.08%, due 12/1/2009	134	134	—	—	—	—	—
Harbor Beach Marriott Resort and Spa, 5.55%, due 3/1/2014	134	—	—	—	—	—	134
The Ritz-Carlton, Naples and Newport Beach Marriott Hotel and Spa, 5.531%, due 3/1/2014	300	—	—	—	—	—	300
Desert Springs, a JW Marriott Resort and Spa, 7.8%, due 12/11/2022 (2)	80	3	4	4	4	4	61
The Westin Tabor Center, 8.51%, due 12/11/2023	41	1	1	1	1	1	36
Other mortgage debt (3)	143	3	1	105	—	—	34

Total mortgage debt	1,436	321	11	415	11	11	667

Other Debt
Philadelphia Airport Marriott industrial revenue bonds, 7 3/4%, due 12/1/2017	40	—	—	—	—	—	40
Industrial revenue bonds and other (4)	47	—	—	—	—	—	47

Total other debt	87	—	—	—	—	—	87

Total mortgage and other debt	$1,523	$321	$11	$415	$11	$11	$754

(1)	This floating rate mortgage is based on LIBOR plus 350 basis points. The rate shown is the rate in effect as of December 31, 2008.
(2)	Beginning in 2010, the interest rate on these loans increases a minimum of 200 basis points and all excess cash (as defined in the loan agreement) generated by the partnerships that own these properties is applied to principal; however, the loans can be repaid without a premium or penalty on that date. The amortization presented is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow.
(3)	Other mortgage debt consists of individual mortgage debt amounts that are less than $40 million, have an average interest rate of 6.1% at December 31, 2008 and mature through 2022. Beginning in 2009, the interest rate on one of these loans, the Westin Indianapolis, with a principal balance of $34 million increases a minimum of 500 basis points and all excess cash (as defined in the loan agreement) generated by the partnership that owns the property is applied to principal; however, the loan can be repaid without a premium or penalty on that date. We have notified the lender that we will prepay this loan in March 2009. The amortization presented is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow.

(4)	Industrial revenue bonds and other consist of loans with an average interest rate of 7.1% that mature through 2016, and capital leases with varying interest rates and maturity dates.

Mortgage Debt of Consolidated and Unconsolidated Partner Interests

For the entities that we consolidate in our financial statements that have third party non-controlling partnership interests, the proportion of mortgage debt included in the above table that is attributable to the non-controlling interests, based on their percentage of ownership of the partnerships, is approximately $68 million. Additionally, we have non-controlling interests in partnerships and joint ventures that are not consolidated and are accounted for under the equity method. The proportion of the mortgage and other debt of these partnerships attributable to us, based on our percentage of ownership of the partnerships, was $356 million at December 31, 2008. Approximately 90% of this debt balance is attributable to our 32.1% ownership interest in a European joint venture. The mortgage debt related to our European joint venture hotels contains operating covenants that could result in the joint venture being required to escrow cash from operations or make principal repayments without penalty. The debt of all our unconsolidated partnerships is non-recourse to us.

Credit Ratings

As of December 31, 2008, we have approximately $3.9 billion of senior notes outstanding and Host has $100 million of preferred stock that are rated by Moody’s Investors Service, Standard & Poor’s and Fitch Ratings. Moody’s rating on our senior note debt is Ba1 and Host’s preferred stock is Ba2. During 2009, Standard & Poor’s downgraded our senior note debt one notch from BBB-, the lowest investment grade rating, to BB+. Standard & Poor’s rating on Host’s preferred stock was also downgraded one notch from B to B-. In addition, Standard & Poor’s has maintained its negative outlook. During 2009, Fitch Ratings downgraded our senior note debt from BB+ to BB-. The rating on Host’s preferred stock was also downgraded from BB- to B. Fitch Ratings has also placed us on negative outlook. If our operations or the credit ratios continue to decline, the ratings on the securities could be further reduced. If we were unable to subsequently improve the credit ratings, our cost to issue senior notes, either in connection with a refinancing or otherwise, or additional preferred stock of Host would likely increase.

Distribution Policy

Host is required to distribute at least 90% of its annual taxable income, excluding net capital gains, to its stockholders to qualify as a REIT, including taxable income recognized for federal income tax purposes but with regard to which it does not receive cash. Funds used by Host to pay dividends on its common and preferred stock are provided through distributions from Host LP. Currently, for every share of common and preferred stock of Host, Host LP has issued to Host a corresponding common OP unit and preferred OP unit. As of February 23, 2009, Host is the owner of substantially all of the preferred OP units and approximately 97% of the common OP units. The remaining 3% of the common OP units are held by various third-party limited partners.

Investors should take into account the 3% non-controlling position in Host LP common OP units when analyzing common and preferred dividend payments by Host to its stockholders, as these holders share, on a pro rata basis, in amounts being distributed by Host LP to holders of its corresponding common and preferred OP units. When Host pays a common or preferred dividend, Host LP pays an equivalent per unit distribution on all common or corresponding preferred OP units. For example, if Host paid a $1 per share dividend on its common stock, it would be based on payment of a $1 per common unit distribution by Host LP to Host, as well as to other common OP unit holders.

Host’s current policy on common dividends is generally to distribute, over time, 100% of its taxable income. Host intends to suspend its regular quarterly dividend in 2009 and instead expects to declare a $.30 to $.35 per share common dividend in the fourth quarter, which may be paid either in cash or in a combination of cash and shares of common stock. Funds used by Host to pay dividends are provided by distributions from us. The amount of any dividend will be determined by Host’s Board of Directors. In reliance on the specific terms of recent guidance issued by the IRS, Host may pay up to 90% of its required 2009 common dividends with Host common stock, with the remaining 10% paid with cash. Host currently intends to continue paying dividends on its preferred stock, regardless of the amount of taxable income, unless contractually restricted.

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements

We are party to various transactions, agreements or other contractual arrangements with unconsolidated entities (which we refer to as “off-balance sheet arrangements”) under which we have certain contingent liabilities and guarantees. As of December 31, 2008, we are party to the following material off-balance sheet arrangements:

Unconsolidated Investments. We have invested approximately €137 million ($181 million) in the European joint venture, which includes amounts for the acquisition of a portfolio of hotels. The acquisition was terminated in December 2008, and the European joint venture returned approximately $40 million of the invested funds to us in January 2009 reducing our investments to approximately €107 million. Under the joint venture’s partnership agreement, the aggregate size of the European joint venture can increase to approximately €540 million of equity (of which approximately €173 million would be contributed by Host LP) and, once all funds have been invested, would be approximately €1.5 billion of assets. At December 31, 2008, the European joint venture had €733.8 million of debt outstanding, none of which is recourse to us.

As of December 31, 2008, the aggregate size of the European joint venture was approximately €1.3 billion ($1.8 billion), including total capital contributions of approximately €433 million ($567 million), of which a total of approximately €137 million ($181 million) was from the contribution by us of cash and the Sheraton Warsaw Hotel & Towers.

During 2008, we entered into three foreign currency forward purchase contracts to hedge approximately 50% of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. We hedged €60 million (approximately $88 million) of our investment and the forward purchase will occur between August 2011 and May 2014. As of December 31, 2008, we have recorded approximately $6 million related to the increase in the fair value of the forward purchase contracts. The gain is included in accumulated other comprehensive income in the accompanying balance sheet. The derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation and are marked-to-market with changes in fair value recorded to accumulated other comprehensive income within the partners’ capital portion of our balance sheet.

We also have other unconsolidated investments with a total of $810 million in debt with various partners. For additional detail on these investments and the European joint venture, see Note 3, “Investments in Affiliates,” and Note 7, “Leases,” in the accompanying consolidated financial statements.

Tax Sharing Arrangements. Under tax sharing agreements with former affiliated companies (such as Marriott International, HMS Host and Barceló Crestline Corporation), we are obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) relating to periods in which the companies were affiliated with us. For example, a taxing authority could adjust an item deducted by a former affiliate during the period that this former affiliate was owned by us. This adjustment could produce a material tax liability that we may be obligated to pay under the tax sharing agreement. Additionally, under the partnership agreement between Host and Host LP, Host LP is obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) incurred by Host, as well as any liabilities the IRS may successfully assert against Host. We do not expect any amounts paid under the tax sharing arrangements to be material.

Tax Indemnification Agreements. For reasons relating to federal and state income tax considerations of the former and current owners of three hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. Two of these agreements will expire in 2010 and the third will expire in 2028.

Guarantees. We have certain guarantees, which consist of commitments we have made to third parties for leases or debt, that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The largest guarantees (by dollar amount) are listed below:

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We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent certain divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $23 million as of December 31, 2008.

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In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We no longer have an ownership interest in the partnership, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

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In connection with the sale of two hotels in January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $13 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

Information on other guarantees and other off-balance sheet arrangements may be found in Note 17 to our consolidated financial statements.

Contractual Obligations

The table below summarizes our obligations for principal and estimated interest payments on our debt, future minimum lease payments on our operating and capital leases, projected capital expenditures and other long-term liabilities, each as of December 31, 2008 (in millions):

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-term debt obligations(1)	$7,523	$656	$1,838	$2,177	$2,852
Capital lease obligations	2	1	1	—	—
Operating lease obligations(2)	1,439	122	215	123	979
Purchase obligations(3)	254	235	19	—	—
Other long-term liabilities reflected on the balance sheet(4)	17	—	13	—	4

Total	$9,235	$1,014	$2,086	$2,300	$3,835

(1)	The amounts shown include amortization of principal, debt maturities and estimated interest payments. Interest payments have been included in the long-term debt obligations based on the weighted average interest rate.
(2)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants and the HPT subleases of approximately $9 million and $275 million, respectively, payable to us under non-cancelable subleases.
(3)	Our only purchase obligations consist of commitments for capital expenditures at our hotels. Under our contracts, we have the ability to defer some of these expenditures into later years and some of the 2008 amount reflects prior year contracts that were deferred or not completed. See “Capital Expenditures.”
(4)

The amounts shown include deferred management fees and the estimated amount of tax expense. Under terms of our management agreements, we have deferred payment of management fees to our hotel managers for some of our properties that have not achieved the required income thresholds for payment of owner’s priority to us. The timing of the payments, if any, is based on future operations, the termination of the management agreement or the sale of the hotel, and, is therefore, not determinable. The estimated amount of tax expense relates to uncertain tax liabilities from prior years.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our consolidated financial statements. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates:

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Purchase Price Allocations to Hotels. Investments in hotel properties are stated at acquisition cost and allocated to land, property and equipment, identifiable intangible assets and assumed debt and other liabilities at fair value in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Any remaining unallocated acquisition costs would be treated as goodwill. Property and equipment are recorded at fair value based on current replacement cost for similar capacity and allocated to buildings, improvements, furniture, fixtures and equipment using appraisals and valuations performed by management and independent third parties. Identifiable intangible assets are typically contracts including ground and retail leases and management and franchise agreements, which are recorded at fair value, although no value is generally allocated to contracts which are at market terms. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources that may be obtained in connection with the acquisition or financing of a property and other market data, including third-party appraisals and valuations.

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Impairment Testing. We analyze our assets for impairment when events or circumstances occur that indicate the carrying value may not be recoverable. We consider a property to be impaired when the sum of future undiscounted cash flows over our remaining estimated holding period is less than the carrying value of the asset. For impaired assets, we record an impairment charge equal to the excess of the property’s carrying value over its fair value. To the extent that a property has a substantial remaining estimated useful life and management does not believe that it is more likely than not the property will be disposed of prior to the end of its useful life, it would be unusual for undiscounted cash flows to be insufficient to recover the property’s carrying value. In the absence of other factors, we assume that the estimable life is equal to the GAAP depreciable life, because of the continuous property maintenance and improvement capital expenditures required under our management agreements, unless situations dictate otherwise, such as an expiring ground lease, or it is more likely than not that the asset will be sold prior to its previously expected useful life.

We test for impairment in several situations, including when a property has current or projected loss from operations, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, or when other events or changes in circumstances indicate that an asset’s carrying value may not be recoverable. In the evaluation of the impairment of our assets, we make many assumptions and estimates, including:

•	projected cash flows, both from operations and the eventual disposition;

•	expected useful life and holding period;

•	future required capital expenditures; and

•	fair values, including consideration of capitalization rates, discount rates and comparable selling prices.

As a preliminary indicator to determine if the carrying value may not be recovered by undiscounted cash flows, we review the actual year-to-date and the projected cash flows from operations to identify properties with projected annual operating losses. The projected cash flows are prepared by our third-party managers and consider items such as booking pace, occupancy, room rate and property-level operating costs. We review the projections and may adjust them as we deem appropriate. As a result of this test, we identified several properties that required further consideration of property and market specific conditions or factors to determine if the property was impaired. Management considered a range of RevPAR and operating margin declines compared to the prior year operating results in evaluating the projected cash flows from operations. Management believes its assumptions and estimates reflect the current market conditions and will adjust these measures as appropriate for changes therein.

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Classification of Assets as “Held for Sale”. Our policy for the classification of a hotel as held for sale is intended to ensure that the sale of the asset is probable, will be completed within one year and that actions required to complete the sale are unlikely to change or that the planned sale will be withdrawn. This policy is consistent with our experience with real estate transactions under which the timing and final terms of a sale are frequently not known until purchase agreements are executed, the buyer has a significant deposit at risk and no financing contingencies exist which could prevent the transaction from being completed in a timely manner. Specifically, we will typically classify properties that we are actively marketing as held for sale when all of the following conditions are met:

•	Host’s Board of Directors has approved the sale (to the extent the dollar amount of the sale requires Board approval);

•	a binding agreement to purchase the property has been signed;

•	the buyer has committed a significant amount of non-refundable cash; and

•	no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner.

To the extent a property is classified as held for sale and its fair value less selling costs is lower than the net book value of the property, we will record an impairment loss. See the discussion above concerning the use of estimates and judgments in determining fair values for impairment tests.

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Depreciation and Amortization Expense. Depreciation expense is based on the estimated useful life of our assets and amortization expense for leasehold improvements is the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income (loss) or the gain or loss on the sale of any of our hotels.

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Valuation of Deferred Tax Assets. We have approximately $79 million, net of a valuation allowance of $28 million, of consolidated deferred tax assets as of December 31, 2008. The objective of financial accounting and reporting standards for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in a company’s financial statements or tax returns. We have considered various factors, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies in determining a valuation allowance for our deferred tax assets, and we believe that it is more likely than not that we will be able to realize the $79 million of deferred tax assets in the future. When a determination is made that all, or a portion, of the deferred tax assets may not be realized, an increase in income tax expense would be recorded in that period.

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Valuation of Derivative Contracts. We will occasionally enter into derivative products including interest rate and foreign currency swaps, caps and collars. Derivative instruments are fair valued at each reporting date and the increase or decrease in fair value is recorded in net income (loss) unless the instrument qualifies as a hedge. We estimate the fair value of these instruments through the use of third party valuations, which utilize the market standard methodology of netting the discounted future cash receipts and the discounted expected cash payments. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. The variable cash flow streams are based on an expectation of future interest and exchange rates derived from observed market interest and exchange rate curves. The values of these instruments will change over time as cash receipts and payments are made and as market conditions change. Any event that impacts the level of actual and expected future interest or exchange rates will impact our valuations. The fair value of our derivatives is likely to fluctuate from year to year based on changing levels of interest and exchange rates and shortening terms to maturity.

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Stock Compensation. We recognize costs resulting from Host’s share-based payment transactions in our financial statements over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity classified awards or liability classified awards. The classification of Host’s restricted stock awards as either an equity award or a liability award is based upon cash settlement options. Equity classified awards are measured based on the fair value on the date of grant. Liability classified awards are remeasured to fair value each reporting period. The value of these restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. The majority of our restricted stock awards to senior management vested as of December 31, 2008. These awards were classified as liability awards due to settlement features that allowed the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum requirements. During 2009, Host will implement a new employee stock plan for our senior management that will include the following awards:

Restricted stock awards with vesting based on market conditions. These awards will be considered liability awards due to their cash settlement features. Therefore, they will be remeasured to fair value each reporting period. We utilize a simulation, or Monte Carlo model to determine the fair value of Host’s restricted stock awards with vesting based on market conditions. The utilization of this model requires us to make certain estimates related to the volatility of the share price of Host’s common stock, risk-free interest rates, the risk profile of Host’s common shares compared to our peer group and the amount of Host’s awards expected to be forfeited.

Restricted stock awards with vesting based on performance conditions. These awards are earned based on an employee’s achieving a specified performance target, which will be based on the employee’s specific management business objectives. Compensation cost will be recognized when the achievement of the performance condition is considered probable of achievement. If a performance condition has more than one outcome that is probable of achievement, recognition of compensation cost will be based on the condition that is the most likely outcome. These awards are also considered liability awards due to the cash-settlement provisions. Therefore, the value of the shares to be issued by Host will be based on Host’s share price on the reporting date.

Stock Option Awards. The stock option awards will be equity-based awards, as they will not include cash settlement features. Therefore, the value of the award will be determined on the grant date using a binomial pricing model and will not be adjusted for future changes in the fair value. The utilization of the binomial model requires us to make certain estimates related to the volatility of the share price of Host’s common stock, risk-free interest rates and the amount of our awards expected to be forfeited.

Host also grants restricted stock awards to our upper-middle management with vesting based on service conditions. These awards are considered equity awards as they do not have an option for tax withholding similar to that for senior management.

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Consolidation Policies. Judgment is required with respect to the consolidation of partnership and joint venture entities in the evaluation of control, including assessment of the importance of rights and privileges of the partners based on voting rights, as well as financial interests that are not controllable through voting interests. We have investments in entities that own hotel properties and other investments which we record using the equity method of accounting. These entities are considered to be voting interest entities. The debt on these investments is non-recourse to us and the effect of their operations on our results of operations is not material. While we do not believe we are required to consolidate any of our current partnerships or joint ventures presented under the equity method, if we were required to do so, then all of the results of operations and the assets and liabilities would be included in our financial statements.

Application of New Accounting Standards

Non-controlling Interests in Consolidated Financial Statements

As a result of the adoption of this new accounting pronouncement regarding non-controlling interests in consolidated financial statements, non-controlling interests of other consolidated partnerships (previously referred to as “Interest of minority partners of other consolidated partnerships”) is now included as a separate component of capital in the consolidated balance sheets. The consolidated statements of operations have also been modified to present earnings and other comprehensive income to be attributed to controlling and non-controlling interests. Below are the steps we have taken as a result of the implementation of the pronouncement:

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We have reclassified the non-controlling interests of other consolidated partnerships previously presented in the mezzanine section of our balance sheets to partners’ capital. This reclassification totaled $24 million and $28 million as of December 31, 2008 and 2007, respectively.

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Net income attributable to non-consolidated partnerships is no longer included in the determination of net income, and we reclassified prior year amounts to reflect this pronouncement. As a result, net income increased $3 million, $6 million, and $9 million, respectively, from previously reported amounts for the years ended December 31, 2008, 2007 and 2006, respectively. The adoption of this pronouncement has no effect on our earnings per unit.

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The limited partner interests of third parties will continue to be classified in the mezzanine section of the balance sheet as these redeemable interests do not meet the requirements for partners’ capital classification. The redemption feature requires the delivery of cash or registered shares of Host common stock.

•

We adjust the limited partnership interests of third parties each period so that the carrying value equals the greater of its carrying value based on the accumulation of historical cost or its redemption value. The historical cost of the limited partnership interests of third parties is based on the proportional relationship between the carrying value of capital associated with the ownership of Host LP by Host to that of the limited partnership interests of third parties, as these limited partnership interests of third parties may be exchanged into common stock of Host on a one-for-one basis at the option of the third party limited partners. As of December 31, 2008, the limited partnership interests of third parties have a redemption value of approximately $114 million (based on December 31, 2008 Host closing common stock price of $7.57), which represents the amount of cash or Host stock that would be paid to the third party limited partner.

Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)

As a result of the adoption of this new accounting pronouncement regarding the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement), we have retrospectively adjusted the recognition of our exchangeable debentures such that we now separately account for the liability and capital components of the debentures to reflect our nonconvertible debt borrowing rate on the instrument’s issuance date when interest cost is recognized. Our 2007 Debentures and our 2004 Debentures are within the scope of the new accounting pronouncement; therefore, we are required to record the debt components of the debentures at fair value as of the date of issuance and amortize the resulting discount as an increase to interest expense over the expected life of the debt. We measured the fair value of the debt components of the 2004 Debentures and 2007 Debentures at issuance based on effective interest rates of 6.8% and 6.5%, respectively. As a result, we attributed $165 million of the proceeds received to the conversion feature of the debentures. This amount represents the excess proceeds received over the fair value of the debt at the date of issuance and is included in partners’ capital on the accompanying balance sheets. The implementation of the new accounting pronouncement has resulted in a decrease to net income and earnings per unit for all periods presented; however, there is no effect on our cash interest payments. As a result of this accounting change:

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The unamortized discount of the 2004 Debentures and 2007 Debentures related to the implementation was $76 million and $110 million as of December 31, 2008 and 2007, respectively. The unamortized discount is recognized as a reduction to the carrying value of the debentures on the consolidated balance sheets.

•	Interest expense recorded for the 2004 and 2007 Debentures for the periods presented consists of the following (in millions:

	2008	2007	2006
Contractual interest expense	$32	$28	$16
Non-cash interest expense due to discount amortization	30	25	12

Total interest expense	$62	53	28

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During the fourth quarter of 2008, we repurchased $100 million face amount of the 2004 Debentures with a carrying value of $96 million for $82 million. We recognized a $14 million gain on the transaction, a reduction of approximately $4 million from the previously reported amount. We evaluated the fair value of the debt repurchased based on the fair value of the cash flows at the date of the repurchase discounted at risk adjusted rates. Based on this calculation, the fair value of the debt repurchased was greater than the conversion price; therefore, we did not allocate any of the repurchase price to the conversion feature of the debentures.

•

Net income attributable to non-controlling interests for the years ended December 31, 2008, 2007, and 2006 was reduced from the previously reported amounts by $2 million, $1 million and $1 million, respectively.

•	The diluted earnings per common unit for years ended December 31, 2008, 2007 and 2006 were reduced from the previously reported amounts by approximately $.04, $.01 and $.02, respectively.

•	We reclassified approximately $1 million of unamortized financing costs to partners’ capital as these costs were attributable to the issuance of the conversion feature associated with the debentures.

Business Combinations

This new accounting pronouncement provides principles on the recognition and measurement of the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and goodwill acquired in a business combination. The standard particularly requires the assets acquired, liabilities assumed and non-controlling interests to be measured at the acquisition date fair value, including contingent consideration. Furthermore, the pronouncement prohibits acquisition-related costs, such as due diligence, legal and accounting fees, from being applied in determining the fair value of the acquired assets. We adopted the provisions of this pronouncement on January 1, 2009. We do not believe the adoption of this pronouncement will materially affect the recognition and measurement related to our future business combinations.

Comparable Hotel Operating Statistics

We present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses and adjusted operating profit) for the periods included in this report on a comparable hotel basis. We define our comparable hotels as properties (i) that are owned or leased by us and the operations of which are included in our consolidated results, whether as continuing operations or discontinued operations for the entirety of the reporting periods being compared and (ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects during the reporting periods being compared.

Of the 117 hotels that we owned on December 31, 2008, 115 have been classified as comparable hotels. The operating results of the following hotels that we owned as of December 31, 2008 are excluded from comparable hotel results for these periods:

•	Atlanta Marriott Marquis (a two-year major renovation project that was completed in June 2008); and

•	New Orleans Marriott (property damage and business interruption from Hurricane Katrina in August 2005).

Additionally, the operating results of the eleven hotels we sold in 2008 and 2007 also are not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our hotel properties, they exclude results for our non-hotel properties and other real estate investments.

We evaluate the operating performance of our comparable hotels based on both geographic region and property type. These divisions are generally consistent with groupings recognized in the lodging industry.

Geographic regions consist of the following (only states in which we own hotels are listed):

•	Pacific—California, Hawaii, Oregon and Washington;

•	Mountain—Arizona and Colorado;

•	North Central—Illinois, Indiana, Michigan, Minnesota, Missouri and Ohio;

•	South Central—Louisiana, Tennessee and Texas;

•	New England—Connecticut, Massachusetts and New Hampshire;

•	Mid-Atlantic—Pennsylvania, New Jersey and New York;

•	DC Metro—Maryland, Virginia and Washington, D.C.;

•	Atlanta—Georgia and North Carolina;

•	Florida—Florida; and

•	International—Canada, Mexico and Chile.

Property types consist of the following:

•	Urban—Hotels located in primary business districts of major cities;

•	Suburban—Hotels located in office parks or smaller secondary markets;

•	Resort/conference—Hotels located in resort/conference destinations such as Arizona, Florida, Hawaii and Southern California; and

•	Airport—Hotels located at or near airports.

Reporting Periods

For Consolidated Statement of Operations. The results we report are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott, the manager of a significant percentage of our properties, uses a year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott-managed hotels. In contrast, other managers of our hotels, such as Hyatt and Starwood, report results on a monthly basis. Host, as a REIT, is required by federal income tax law to report results on a calendar year. As a result, we elected to adopt the reporting periods used by Marriott modified so that our fiscal year always ends on December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always includes the same number of days as the calendar year.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, set forth below are the quarterly start and end dates for 2009, 2008 and 2007. Note that the second and third quarters of each year both reflect twelve weeks of operations. In contrast, the first and fourth quarters reflect differing days of operations.

	2009		2008		2007
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 1—March 27	86	January 1—March 21	81	January 1—March 23	82
Second Quarter	March 28—June 19	84	March 22—June 13	84	March 24—June 15	84
Third Quarter	June 20—September 11	84	June 14—September 5	84	June 16—September 7	84
Fourth Quarter	September 12—December 31	111	September 6—December 31	117	September 8—December 31	115

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by Marriott, another consequence of our calendar is we are unable to report the month of operations that ends after our fiscal quarter-end until the following quarter because our hotel managers using a monthly reporting period do not make mid-month results available to us. Hence, the month of operation that ends after our fiscal quarter-end is included in our quarterly results of operations in the following quarter for those hotel managers (covering approximately 43% of total revenues of our hotels). As a result, our quarterly results of operations include results from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full year results, it does affect the reporting of quarterly results.

For Hotel Operating Statistics and Comparable Hotel Results. In contrast to the reporting periods for our consolidated statement of operations, our hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) and our comparable hotel results are reported based on the reporting cycle used by Marriott for our Marriott-managed hotels. However, for years such as 2008, where Marriott reports its operations based on a 53-week year and a fourth quarter of 17 weeks, for comparable purposes, we exclude the extra week of operations, and we still reflect 52 weeks for the full year and 16 weeks for the fourth quarter. This facilitates year-to-year comparisons, as each reporting period will be comprised of the same number of days of operations as in the prior year. This means, however, that the reporting periods we use for hotel operating statistics and our comparable hotel results will typically differ slightly from the reporting periods used for our statements of operations for the first and fourth quarters and the full year. Set forth below are the quarterly start and end dates that are used for our hotel operating statistics and comparable hotel results reported herein. Results from hotel managers reporting on a monthly basis are included in our operating statistics and comparable hotel results consistent with their reporting in our consolidated statement of operations.

Hotel Result Reporting Periods for Operating Statistics

and Comparable Hotel Results—for Marriott Managed Properties

	2009		2008		2007
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 3—March 27	84	December 29—March 21	84	December 30—March 23	84
Second Quarter	March 28—June 19	84	March 22—June 13	84	March 24—June 15	84
Third Quarter	June 20—September 11	84	June 14—September 5	84	June 16—September 7	84
Fourth Quarter	September 12—January 1	112	September 6—December 26	112	September 8—December 28	112

Non-GAAP Financial Measures

We use certain “non-GAAP financial measures,” which are measures of our historical financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO per diluted unit, and (ii) Comparable Hotel Operating Results. The following discussion defines these terms and presents why we believe they are useful measures of our performance.

FFO Per Diluted Unit

We present FFO per diluted unit as a non-GAAP measure of our performance in addition to our earnings per unit (calculated in accordance with GAAP). We calculate FFO per diluted unit for a given operating period as our FFO (defined as set forth below) for such period divided by the number of fully diluted units outstanding during such period. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization and adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per unit basis after making adjustments for the effects of dilutive securities, including the payment of preferred OP unit distributions, in accordance with NAREIT guidelines.

We believe that FFO per diluted unit is a useful supplemental measure of our operating performance and that presentation of FFO per diluted unit, when combined with the primary GAAP presentation of earnings per unit, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization and gains and losses from sales of real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measure can facilitate comparisons of operating performance between periods and between other REITs, even though FFO per diluted unit does not represent an amount that accrues directly to holders of our OP units. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the definition of FFO in order to promote an industry-wide measure of REIT operating performance.

We calculate FFO per diluted unit, in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or calculate FFO per diluted unit in accordance with NAREIT guidance. In addition, although FFO per diluted unit is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. This information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures) and other items have been and will be incurred and are not reflected in the FFO per diluted unit presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and cash flows include depreciation, capital expenditures and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. FFO per diluted unit should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, FFO per diluted unit does not measure, and should not be used as a measure of, amounts that accrue directly to unitholders’ benefit.

The following tables provide a reconciliation of net income available to common unitholders per unit to FFO per diluted unit (in millions, except per unit amounts):

Reconciliation of Net Income Available to

Common Unitholders to Funds From Operations per Diluted Unit

	Year ended December 31,
	2008			2007
			Per Unit			Per Unit
	Income	Units	Amount	Income	Units	Amount
Net income available to common unitholders	$402	541.8	$.74	$719	540.6	$1.33
Adjustments:
Gain on dispositions, net of taxes	(23)	—	(.04)	(164)	—	(.30)
Gain on insurance settlements(a)	—	—	—	(22)	—	(.04)
Amortization of deferred gains, net of taxes	(4)	—	(.01)	(6)	—	(.01)
Depreciation and amortization	578	—	1.07	519	—	.96
Partnership adjustments	10	—	.02	4	—	.01
Adjustments for dilutive securities:
Assuming distribution of common units to Host for Host shares granted under the comprehensive stock plan less shares assumed purchased at average market price	—	.4	—	—	.9	(.01)
Assuming conversion of 2004 Exchangeable Senior Debentures(b)	18	30.8	(.07)	32	30.5	(.05)

FFO per diluted unit(c)(d)	$981	573.0	$1.71	$1,082	572.0	$1.89

(a)	Represents the gain during the period from the settlement of property insurance claims, including the gains that are included in discontinued operations related to hotels that we have sold.
(b)	During the fourth quarter of 2008, we repurchased $100 million face amount of the 2004 Exchangeable Senior Debentures with a carrying value of $96 million for $82 million. Under US GAAP related to the computation of EPS affected by induced conversions of a preferred stock, we are required to determine the dilutive effect of the repurchased 2004 Exchangeable Debentures separately from the 2004 Exchangeable Debentures outstanding at December 31, 2008. 2004 Exchangeable Debentures repurchased during 2008 are treated as having been converted to common unit equivalents at the start of the period. Accordingly, the adjustments to dilutive FFO related to the 2004 Exchangeable Senior Debentures consist of an add-back of $32 million of interest expense netted with the $14 million gain realized on the repurchases, for a net effect of $18 million.
(c)	FFO per diluted unit in accordance with NAREIT is adjusted for the effects of dilutive securities. Dilutive securities may include units for shares granted under comprehensive stock plans, those preferred OP units held by non-controlling interests, convertible debt securities and other non-controlling interests that have the option to convert their limited partnership interest to common OP units. No effect is shown for securities if they are anti-dilutive.

(d)	FFO per diluted unit and earnings per diluted unit for certain periods presented were significantly affected by certain transactions, the effect of which is shown in the table below (in millions, except per unit amounts):

	Year ended December 31,
	2008		2007
	Net Loss	FFO	Net Income	FFO
Senior notes redemptions and debt prepayments(1)	$—	$—	$(46)	$(46)
Gain on hotel dispositions, net of taxes	23	—	164	—
Non-cash interest expense – 2004 and 2007 Debentures (2)	(28)	(16)	(25)	(12)
Dilutive effect of 2004 Debentures (3)	(14)	—	(18)	—

Total	$(19)	$(16)	$75	$(58)

Diluted units	573.0	573.0	573.2	572.0
Per diluted units	$—	$(.03)	$.19	$(.10)

(1)	Represents call premiums, the acceleration of original issue discounts and deferred financing costs, the termination costs of interest rate swaps, as well as incremental interest during the call or prepayment notice period included in interest expense in the consolidated statements of operations. We recognized these costs in conjunction with the prepayment or refinancing of senior notes and mortgages during certain periods presented.
(2)	Represents the non-cash interest expense recognized related to the 2004 and 2007 Debentures in accordance with the retrospective implementation of a new accounting pronouncement on January 1, 2009. No effect is shown for the 2004 Debentures if they were dilutive in the calculation of Earnings per Diluted Unit or FFO per Diluted Unit, as the non-cash interest expense is added-back to earnings in the dilution calculation.
(3)	Represents dilutive effect, if applicable, of the 2004 Debentures after adjustment (2) above for non-cash interest expense related to the new accounting pronouncement.

Comparable Hotel Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, and adjusted operating profit, on a comparable hotel, or “same store” basis as supplemental information for investors. We present these comparable hotel operating results by eliminating corporate-level costs and expenses related to our capital structure, as well as depreciation and amortization. We eliminate corporate-level costs and expenses to arrive at property-level results because we believe property-level results provide investors with more specific insight into the ongoing operating performance of our hotels. We eliminate depreciation and amortization, because even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and these comparable hotel operating results should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or assess the operating performance of these hotels, as these decisions are based on data for individual hotels and are not based on comparable portfolio hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

The following table presents certain operating results and statistics for our comparable hotels for the periods presented herein:

Comparable Hotel Results (a)

(in millions, except hotel statistics)

	Year ended December 31,
	2008	2007
Number of hotels	115	115
Number of rooms	60,582	60,582
Percent change in Comparable Hotel RevPAR	(2.6)%	—

Comparable hotel sales
Room	$3,150	$3,233
Food and beverage(c)	1,582	1,630
Other	356	358

Comparable hotel sales(b)	5,088	5,221

Comparable hotel expenses
Room	776	770
Food and beverage(e)	1,157	1,177
Other	189	197
Management fees, ground rent and other costs	1,632	1,638

Comparable hotel expenses(d)	3,754	3,782

Comparable hotel adjusted operating profit	1,334	1,439
Non-comparable hotel results, net(f)	40	35
Comparable hotels sold in 2009	(27)	(32)
Office buildings and limited services properties, net(g)	7	9
Depreciation and amortization	(569)	(505)
Corporate and other expenses	(58)	(69)
Gain on insurance settlements	7	51

Operating profit per the consolidated statements of operations	$734	$928

(a)	The reporting period for 2008 for the Marriott-managed hotels is from December 29, 2007 to December 26, 2008 and for 2007 is from December 30, 2006 to December 28, 2007.
(b)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel sales is as follows:

	Year ended December 31,
	2008	2007
Revenues per the consolidated statements of operations	$5,189	$5,302
Non-comparable hotel sales	(161)	(141)
Revenues of comparable hotels sold in 2009	99	109
Hotel sales for the property for which we record rental income	51	50
Rental income for office buildings and select service hotels	(91)	(92)
Adjustment for hotel sales for comparable hotels to reflect a 52-week fiscal year for Marriott-managed hotels	1	(7)

Comparable hotel sales	$5,088	$5,221

(c)	The reconciliation of total food and beverage sales per the consolidated statements of operations to the comparable food and beverage sales is as follows:

	Year ended December 31,
	2008	2007
Food and beverage sales per the consolidated statements of operations	$1,573	$1,611
Non-comparable food and beverage sales	(50)	(38)
Food and beverage sales of comparable hotels sold in 2009	28	31
Food and beverage sales for the property for which we record rental income	28	28
Adjustment for food and beverage sales for comparable hotels to reflect a 52-week fiscal year for Marriott-managed hotels	3	(2)

Comparable food and beverage sales	$1,582	$1,630

(d)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses is as follows:

	Year ended December 31,
	2008	2007
Operating costs and expenses per the consolidated statements of operations	$4,455	$4,374
Non-comparable hotel expenses	(120)	(108)
Operating costs and expenses of comparable hotels sold in 2009	72	77
Hotel expenses for the property for which we record rental income	51	50
Rent expense for office buildings and select service hotels	(84)	(83)
Adjustment for hotel expenses for comparable hotels to reflect a 52-week fiscal year for Marriott-managed hotels	—	(5)
Depreciation and amortization	(569)	(505)
Corporate and other expenses	(58)	(69)
Gain on property insurance settlements	7	51

Comparable hotel expenses	$3,754	$3,782

(e)	The reconciliation of total food and beverage expenses per the consolidated statements of operations to the comparable food and beverage expenses is as follows:

	Year ended December 31,
	2008	2007
Food and beverage expenses per the consolidated statements of operations	$1,152	$1,171
Non-comparable food and beverage expense	(35)	(31)
Food and beverage expenses of comparable hotels sold in 2009	19	21
Food and beverage expenses for the property for which we record rental income	18	18
Adjustment for food and beverage expenses for comparable hotels to reflect a 52-week fiscal year for Marriott-managed hotels	3	(2)

Comparable food and beverage expenses	$1,157	$1,177

(f)	Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels whose operations are included in our consolidated statements of operations as continuing operations and (ii) the difference between the number of days of operations reflected in the comparable hotel results and the number of days of operations reflected in the consolidated statements of operations.
(g)	Represents rental income less rental expense for select service properties and office buildings.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the Exchangeable Debentures are valued based on quoted market prices. At December 31, 2008, we had no derivative financial instruments that are used to hedge interest rate risk or that are held for trading purposes. However, going forward, we may use derivative financial instruments to manage, or hedge, interest rate risks related to future borrowings.

The table below presents scheduled maturities and related weighted average interest rates by expected maturity dates.

	Expected Maturity Date
	2009	2010	2011(1)	2012	2013	Thereafter	Total	Fair Value
	($ in millions)
Liabilities
Debt:
Fixed rate	$287	$388	$93	$962	$737	$2,699	$5,166	$4,240
Average interest rate	6.7%	6.7%	6.7%	6.7%	6.7%	6.8%
Variable rate
Variable rate	$—	$—	$710	$—	$—	$—	$710	$679
Average interest rate	4.1%	4.1%	4.0%	—%	—%	—%

Total debt							$5,876	$4,919

(1)	The debt maturing in 2011 includes $410 million related to borrowings under the credit facility, which can be extended, at our option, for one year if our leverage ratio is below 6.75x. See “—Financial Condition” for further discussion. Similarly, the $300 million mortgage loan on the Orlando World Center Marriott, which also matures in 2011, can be extended for two one-year periods, subject to achieving a certain debt coverage ratio and other conditions.

Our current debt structure, which primarily consists of fixed rate debt, largely mitigates the impact of changes in interest rates on our cash interest payments. As of December 31, 2008, we had a $210 million term loan and $200 million outstanding under the revolver portion of our credit facility. Our credit facility borrowings are sensitive to changes in interest rates, and are based on a spread over LIBOR, ranging from 65 basis points to 175 basis points depending on our leverage ratio. Additionally, in 2008 we entered into a $300 million floating rate mortgage loan on our Orlando World Center Marriott that bears interest at LIBOR plus 350 basis points.

Valuations for secured debt and the credit facility are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the Exchangeable Senior Debentures are valued based on quoted market prices.

During March 2007, we prepaid our $88 million mortgage on the JW Marriott, Washington, D.C. As a result, we terminated an interest rate cap that capped the floating interest rate of the loan at 8.1%. The cap represented a derivative that was marked to market each period and the gains and losses from changes in the market value of the cap were recorded in gain (loss) on foreign currency and derivative contracts.

If market rates of interest on our variable rate debt increase or decrease by 100 basis points, the change in interest expense would change future earnings and cash flows by approximately $7 million annually.

Exchange Rate Sensitivity

As we have non-U.S. operations (specifically, the ownership of hotels in Canada, Mexico and Chile and investments in our European joint venture), currency exchange risk arises as a normal part of our business. To manage the currency exchange risk applicable to ownership in non-U.S. hotels, where possible, we may enter into forward or option contracts. The foreign currency exchange agreements that we have entered into were strictly to hedge foreign currency risk and not for trading purposes.

During 2008, we have entered into three foreign currency forward purchase contracts totaling €60 million (approximately $88 million) to hedge a portion of the foreign currency exposure resulting from the eventual repatriation of our net investment in the European joint venture. Under these transactions, we will sell the Euro amount, and receive the U.S. Dollar amount on the forward purchase date. These derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation, and, in accordance with GAAP, are marked-to-market with changes in fair value recorded to accumulated other comprehensive income within the partners’ capital portion of our balance sheet. We also evaluate counterparty credit risk in the calculation of the fair value of the swaps. During 2008, we recorded an increase in the fair value of the derivative instruments totaling approximately $6 million, which is equal to the fair value as of December 31, 2008 included in accumulated other comprehensive income. The following table summarizes our three foreign currency purchase contracts (in millions):

Transaction Date	Transaction Amount in Euros	Transaction Amount in Dollars	Forward Purchase Date
February 2008	€30	$43	August 2011
February 2008	15	22	February 2013
May 2008	15	23	May 2014